EXECUTION VERSION

Exhibit 2.1
AGREEMENT AND PLAN OF MERGER

by and among

TAPESTRY, INC.,

SUNRISE MERGER SUB, INC.

and

CAPRI HOLDINGS LIMITED

dated as of

August 10, 2023

-i-

-ii-

Annex A	Certain Definitions

Annex B	Articles of Merger

Annex C	Plan of Merger

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 10, 2023, is by and among Tapestry, Inc., a Maryland corporation (“Parent”), Sunrise Merger Sub, Inc., a British Virgin Islands business company limited by shares with BVI company number 2129509 incorporated under the laws of the territory of the British Virgin Islands and a wholly owned Subsidiary of Parent (“Merger Sub”), and Capri Holdings Limited, a British Virgin Islands business company limited by shares with BVI company number 524407 incorporated under the laws of the territory of the British Virgin Islands (the “Company”).  All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement, unless the context clearly provides otherwise.  Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, it is proposed that Merger Sub shall merge with and into the Company, with the Company surviving the merger as a wholly owned Subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the BVI Business Companies Act (Revised Edition 2020) (as amended) (the “BVI Act”), pursuant to which each ordinary share, no par value, of the Company (“Company Ordinary Shares”) issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares and Cancelled Shares, will be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) have adopted resolutions unanimously (i) approving and authorizing the Company to execute and deliver this Agreement, the Plan of Merger and the other documents contemplated thereby, and approving the Merger and the other transactions contemplated by this Agreement (the “Transactions”), (ii) determining that the Merger and the other Transactions are advisable, fair to and in the best interests of the Company and its shareholders, (iii) recommending that the holders of Company Ordinary Shares (the “Company Shareholders”) adopt a resolution authorizing this Agreement and the Plan of Merger and approving the Merger and the Transactions (the “Company Board Recommendation”), and (iv) submitting this Agreement and the Plan of Merger to the Company Shareholders for their approval;

WHEREAS, the board of directors of each of Parent and Merger Sub have approved this Agreement and determined that this Agreement and the Transactions are advisable, fair to and in the best interests of, Parent and Merger Sub and their respective shareholder(s) and/or member(s); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.1.          The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the BVI Act, at the Effective Time, Merger Sub shall be merged with and into the Company, and Merger Sub shall be struck off the BVI Register of Companies in accordance with the BVI Act. The Company will become a wholly owned Subsidiary of Parent and will continue as the surviving BVI business company in the Merger (the “Surviving Company”).

Section 1.2.          Effect of the Merger.  At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Articles of Merger, the Plan of Merger and the applicable provisions of the BVI Act.

Section 1.3.        The Closing.  The closing of the Merger (the “Closing”) shall take place by means of a virtual closing through electronic exchange of documents and signatures at 8:00 a.m., Eastern Time, on the third (3rd) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent.  The date on which the Closing takes place is referred to as the “Closing Date.”

Section 1.4.        Effective Time.  Subject to the provisions of this Agreement, on the Closing Date, the Parties shall execute and file as a premium filing (as such term is used by the Registrar of Corporate Affairs of the British Virgin Islands (the “Registrar”)) articles of merger in substantially the form attached as Annex B hereto (the “Articles of Merger”), which will have attached to it, a plan of merger in substantially the form attached as Annex C hereto (the “Plan of Merger”) with the Registrar, and at the Closing, shall make any and all other filings or recordings required under the BVI Act in connection with the Merger (including the filing by Merger Sub’s registered agent of a letter confirming it has no objections to the Merger).  The Merger shall become effective at such time as the Articles of Merger are duly registered by the Registrar, or at such other date or time as Parent and the Company shall agree in writing (subject to the requirements of the BVI Act) and shall specify in the Articles of Merger (the time the Merger becomes effective, the “Effective Time”).

Section 1.5.       Governing Documents.  Unless otherwise determined by Parent prior to the Effective Time, and by virtue of the Merger and pursuant to the Articles of Merger, but subject to, and without limiting, Section 6.4, the Company Governing Documents as in effect immediately prior to the Effective Time shall be amended and restated in their entirety in the form of the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, and as so amended and restated, shall be the memorandum and articles of association of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law; provided that the name of the Surviving Company shall be “Capri Holdings Limited.”

Section 1.6.          Officers and Directors.  Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the Surviving Company.  The directors of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial directors of the Surviving Company.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1.          Treatment of Securities.

(a)          The Merger.  At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

(i)          Each Company Ordinary Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares or Cancelled Shares) shall be converted into the right to receive $57.00 in cash, without interest (the “Merger Consideration”).  From and after the Effective Time, all Company Ordinary Shares (other than any Dissenting Shares or Cancelled Shares) shall as a result of the conversion cease to be issued and outstanding and shall be cancelled and shall cease to exist, and each holder of a valid certificate or certificates which immediately prior to the Effective Time represented any such Company Ordinary Shares (each, a “Certificate”) or evidenced by way of book-entry in the register of members of the Company immediately prior to the Effective Time (each, a “Book-Entry Share”) shall thereafter cease to have any rights with respect to such Company Ordinary Shares, except the right to receive the applicable Merger Consideration upon the surrender of such Company Ordinary Shares in accordance with Section 2.2.

(ii)          Each Company Ordinary Share issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company or is owned by Parent or any of its direct or indirect Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the “Cancelled Shares”).

(iii)          Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one validly issued, fully paid and nonassessable ordinary share, no par value, of the Surviving Company.

(b)          Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, and only to the extent available under the BVI Act, if a holder of Company Ordinary Shares (a “Dissenting Shareholder”) properly demands in writing, and does not withdraw or lose, its dissenters’ rights for such Company Ordinary Shares, in accordance with Section 179 of the BVI Act (the “Dissenting Shares”) and otherwise complies with all provisions of the BVI Act relevant to the exercise and perfection of dissenters’ rights, then the Dissenting Shareholder shall be entitled to receive an amount for such Dissenting Shares calculated in accordance with Section 179 of the BVI Act (the “Dissenter Consideration”).  For the avoidance of doubt, from and after the Effective Time, the Dissenting Shares will automatically be cancelled as a result of the Merger and will cease to exist or be outstanding and each shareholder who has properly exercised such dissenters’ rights will cease to be a member or shareholder of the Company (and will not be a member or shareholder of the Surviving Company) and will not have any rights of a shareholder of the Company or the Surviving Company with respect to the Dissenting Shares (including any right to receive such holder’s portion of the Merger Consideration), except the right to receive payment of the Dissenter Consideration, unless, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses his, her or its right to dissent, in which case the Dissenting Shares will only have the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificates, if any, in accordance with this Article II.

(c)          Adjustment to Merger Consideration.  The Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any division or combination of shares, share dividend (including any dividend or distribution of securities convertible into Company Ordinary Shares), reorganization, recapitalization, reclassification, exchange of shares or other like change with respect to the number of Company Ordinary Shares outstanding after the date hereof and prior to the Effective Time.  Nothing in this Section 2.1(c) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2.          Payment for Securities; Surrender of Certificates.

(a)          Exchange Fund.  Prior to the Effective Time, Parent shall designate a national or international bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the “Exchange Agent”).  The Exchange Agent shall also act as the agent for the Company Shareholders for the purpose of receiving and holding their Certificates and shall obtain no rights or interests in the shares represented thereby.  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent cash in immediately available funds in an amount sufficient to pay the Merger Consideration in accordance with Section 2.1(a) (such cash amounts, the “Exchange Fund”), in each case, for the sole benefit of the holders of Company Ordinary Shares.  Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration of the Exchange Fund in accordance with this Agreement.  The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, and that no such investment or loss thereon shall affect the amounts payable to holders of Company Ordinary Shares (other than Dissenting Shares and Cancelled Shares) pursuant to this Article II; provided, further, that following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of Company Ordinary Shares at the Effective Time in the amount of such losses, which additional funds shall be deemed to be part of the Exchange Fund.  Any interest and other income resulting from such investments shall be paid to Parent.

(b)          Procedures for Surrender.

(i)          Company Ordinary Share Certificates.  Promptly after the Effective Time, and in any event within two (2) Business Days following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate and whose Company Ordinary Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if reasonably required by Parent, an indemnity bond) to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (B) customary instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if reasonably required by Parent, an indemnity bond) in exchange for payment of the Merger Consideration into which such Company Ordinary Shares have been converted pursuant to Section 2.1.  Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if reasonably required by Parent, an indemnity bond) for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article II for each Company Ordinary Share formerly represented by such Certificate, and the Certificate (or affidavit of loss in lieu thereof and, if reasonably required by Parent, an indemnity bond) so surrendered shall be forthwith cancelled.  The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof and, if reasonably required by Parent, an indemnity bond) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any Transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid.

(ii)          Book-Entry Shares.  Any holder of any Book-Entry Shares whose Company Ordinary Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration.  In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, and in any event within two (2) Business Days following the Effective Time, the applicable Merger Consideration pursuant to the provisions of this Article II for each Company Ordinary Share formerly represented by such Book-Entry Share, and the Book-Entry Share so exchanged shall be forthwith cancelled.  Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(iii)          No Interest.  No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.2(e)) or in respect of any Book-Entry Share.

(c)          Transfer Books; No Further Ownership Rights in Company Ordinary Shares.  At the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Ordinary Shares on the records of the Company.  Until surrendered as contemplated by this Section 2.2, each Company Ordinary Share (other than any Dissenting Shares or Cancelled Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article II.  If, after the Effective Time, a Certificate is presented to Parent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)          Termination of Exchange Fund; No Liability.  At any time following the first (1st) anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Company Ordinary Shares (other than any Dissenting Shares or Cancelled Shares), and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the applicable Merger Consideration payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof in accordance with Section 2.2(e)) and compliance with the procedures in Section 2.2(a), without any interest thereon.  Notwithstanding the foregoing, none of Parent, the Company, Merger Sub, the Surviving Company or the Exchange Agent shall be liable to any holder of Company Ordinary Shares for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)          Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if reasonably required by Parent, an indemnity bond, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1.

Section 2.3.          Treatment of Company Equity Awards.

(a)          At the Effective Time, each Company Option with a per share exercise price equal to or in excess of the Merger Consideration and that is outstanding and unexercised immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, cease to represent a right to acquire Company Ordinary Shares and shall be assumed and converted automatically into an option to purchase the number of shares of Parent Common Stock (each, an “Adjusted Option”) equal to the product obtained by multiplying (x) the number of Company Ordinary Shares subject to the Company Option immediately prior to the Effective Time, by (y) the Conversion Ratio, with any fractional shares rounded down to the nearest whole share.  Each Adjusted Option shall have an exercise price per share of Parent Common Stock equal to (i) the per share exercise price for Company Ordinary Shares subject to the corresponding Company Option immediately prior to the Effective Time divided by (ii) the Conversion Ratio, rounded up to the nearest whole cent.  Each Adjusted Option shall otherwise be subject to the same terms and conditions applicable to the corresponding Company Option under the applicable Company Equity Plan and the agreements evidencing grants thereunder, including vesting terms and terms related to the treatment upon termination of employment.

(b)          At the Effective Time, each Company Option with a per share exercise price that is less than the Merger Consideration and that is outstanding and unexercised immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company Option becoming entitled to receive, in full satisfaction of the rights of the holder with respect thereto, an amount in cash equal to the product obtained by multiplying (i) the number of Company Ordinary Shares subject to such Company Option as of immediately prior to the Effective Time, by (ii) the excess of the Merger Consideration over the per share exercise price applicable to the Company Option.

(c)          At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time and that is held by a non-employee director of the Company will vest as of the Effective Time and shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company RSU becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the Merger Consideration in respect of each Company Ordinary Share subject to such Company RSU immediately prior to the Effective Time.

(d)          Except as set forth on Section 2.3(d) of the Company Disclosure Letter, at the Effective Time, each Company RSU (other than any Company RSU covered by Section 2.3(c)) that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be assumed and converted automatically into a restricted stock unit award with respect to a number of shares of Parent Common Stock (each, an “Adjusted RSU”) equal to the product obtained by multiplying (i) the total number of Company Ordinary Shares subject to the Company RSU immediately prior to the Effective Time by (ii) the Conversion Ratio, with any fractional shares rounded to the nearest whole share.  Each Adjusted RSU shall otherwise be subject to the same terms and conditions applicable to the corresponding Company RSU under the applicable Company Equity Plan and the agreements evidencing grants thereunder, including vesting terms and terms related to the treatment upon termination of employment.

(e)          At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, fully vest and be cancelled in consideration for the right to receive the Merger Consideration with respect to the number of Company Ordinary Shares equal to the number of Company Ordinary Shares subject to such Company PSU immediately prior to the Effective Time (with such number of Company Ordinary Shares determined based on (i) actual performance as determined by the Compensation and Talent Committee of the Company Board of Directors for any fully completed measurement period or performance period, as applicable, ended prior to the Effective Time to the extent the Compensation and Talent Committee of the Company Board of Directors can reasonably determine the level of achievement of performance for such completed measurement period or performance period, as applicable, prior to the Effective Time, and (ii) target performance for any measurement period or performance period, as applicable, for which performance has not previously been determined as provided in clause (i)).

(f)          Parent shall cause the Company or the Company Subsidiaries to pay through the payroll system of the Surviving Company or one of its Subsidiaries (to the extent applicable) to each holder of a Company Option, Company RSU or Company PSU the amounts due to such holder under Section 2.3(b), Section 2.3(c), Section 2.3(d) and Section 2.3(e), as applicable, without interest and less such amounts as are required to be withheld or deducted under applicable Law with respect to the making of such payment, as promptly as practicable (but no later than two (2) Business Days) following the Effective Time; provided that the Merger Consideration with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code shall be paid at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code.

(g)          Parent shall file or cause to be filed with the SEC, no later than the date on which the Effective Time occurs, a registration statement on a Form S-8 (or any successor form or other appropriate form, including a Form S-1 or Form S-3) relating to the shares of Parent Common Stock issuable with respect to the Adjusted Options and Adjusted RSUs. Parent shall use reasonable best efforts to maintain the effectiveness of such registration statement or statements (and maintain the current status of the prospectuses or prospectuses contained therein) for so long as such awards remain outstanding.

(h)          Prior to the Effective Time, the Company shall take all actions and adopt all such resolutions as are necessary to effectuate the treatment of the Company Equity Awards as contemplated by this Section 2.3.

Section 2.4.          Withholding.  Each of the Company, Parent, Merger Sub, the Surviving Company and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable state, local or non-U.S. Law.  To the extent that amounts are so deducted or withheld, (a) such deducted or withheld amounts shall be remitted to the appropriate Governmental Entity in accordance with applicable Law and (b) any such deducted or withheld amounts so remitted shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.  If Parent or Merger Sub determines that it or any of its affiliates, permitted successors or assigns is required to deduct or withhold any amount from any payment hereunder (other than any backup withholding under Section 3406 of the Code (or a similar provision of state, local or foreign Law) or any withholding in respect of Company Equity Awards covered by Section 2.3) or in connection with the transactions contemplated hereby, then Parent or Merger Sub, as applicable, shall provide notice to the Company of the intent to deduct or withhold such amount and the basis for such deduction or withholding as promptly as reasonably practicable, and the parties shall, and shall cause their applicable affiliates, permitted successors and assigns to, reasonably cooperate with one another in order to eliminate or reduce any such deduction or withholding, including providing a reasonable opportunity for the applicable payee to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding.

Section 2.5.          Further Assurances.  If at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Company and their respective officers and directors shall execute and deliver all such instruments, deeds, assignments or assurances and do all other things reasonably necessary to consummate the Merger and to carry out the purposes and intent of this Agreement, but in each case subject to the terms and conditions of this Agreement.

ARTICLE III

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

Except as disclosed in (x) any Company SEC Documents filed or furnished by the Company with the SEC and publicly available prior to the date of this Agreement (but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar predictive or precautionary sections; provided that nothing set forth or disclosed in any such Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.2, Section 3.3 and Section 3.8(a)) or (y) the applicable section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article III for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent and Merger Sub as set forth below.

Section 3.1.          Qualification, Organization, Subsidiaries, etc.

(a)          The Company is a legal entity duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized or incorporated (as applicable) and validly existing under the Laws of its respective jurisdiction of organization or incorporation (as applicable).  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company’s Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  Each of the Company and the Company’s Subsidiaries is qualified to do business and, where relevant, is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has filed with the SEC, prior to the date hereof, a complete and accurate copy of the Company Governing Documents as amended to the date hereof.  The Company Governing Documents are in full force and effect and the Company is not in violation of the Company Governing Documents.  The Company has made available to Parent prior to the date hereof complete and accurate copies of the certificates of incorporation, bylaws, certificate(s) of change of name, certificate(s) of merger and memorandum and articles of association, or equivalent organizational or governing documents, of and each of the Company’s “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC, each as currently in effect.

(b)          All the issued and outstanding ordinary shares of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens.  Section 3.1(b) of the Company Disclosure Letter sets forth, as of the date hereof, (i) an organizational chart which shows the name and jurisdiction of incorporation of each Company Subsidiary, (ii) the percentage of interests held, directly or indirectly, by the Company in each Company Subsidiary and (iii) the names and the type of and percentage of interests held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary.

Section 3.2.          Capitalization.

(a)         As of the date hereof, the Company is authorized to issue up to 650,000,000 ordinary shares, each of no par value.  As of August 7, 2023 (the “Company Capitalization Date”), (A) 116,138,350 Company Ordinary Shares were issued and outstanding (not including shares held in treasury), (B) 109,627,881 Company Ordinary Shares were held in the Company’s treasury, (C) Company Options covering 191,967 Company Ordinary Shares were outstanding, (D) Company RSUs covering 3,921,056 Company Ordinary Shares were outstanding, (E) Company PSUs covering 368,932 Company Ordinary Shares were outstanding (assuming achievement of the applicable performance goals at the target level), and (F) 4,138,694 Company Ordinary Shares were reserved for issuance but not yet granted pursuant to the Company Equity Plan.  All the outstanding Company Ordinary Shares are, and all Company Ordinary Shares reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)        Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (i) each Company Equity Award, (ii) the name or employee identification number of the Company Equity Award holder, (iii) the number of Company Ordinary Shares underlying each Company Equity Award (assuming that applicable performance metrics in respect of the Company PSUs are achieved at “target” levels), (iv) the date on which the Company Equity Award was granted, (v) the ordinary vesting schedule with respect to the Company Equity Award, (vi) the exercise price of each Company Option, and (vii) the expiration date of each Company Option.

(c)        Except as set forth in Section 3.2(a) and Section 3.2(b), and other than the Company Ordinary Shares that have become outstanding after the Company Capitalization Date that were reserved for issuance under the Company Equity Plan and issued in accordance with the terms of the Company Equity Plan and applicable Company Equity Award, in each case in effect as of the date hereof:  (i) the Company does not have any ordinary shares or other equity or equity-based interests issued or outstanding and (ii) there are no outstanding subscriptions, options, phantom equity rights, share appreciation, restricted share unit awards, warrants, puts, calls, exchangeable or convertible securities or other similar rights or agreements or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary (other than transactions solely among wholly owned Company Subsidiaries and/or the Company) to (A) issue, transfer or sell, or make any payment with respect to, any ordinary shares or other equity interests of the Company or any Company Subsidiary or securities convertible into, exchangeable for or exercisable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right or agreement or (C) redeem or otherwise acquire any ordinary shares or other equity interests.  Except as set forth in Section 3.2(a) and Section 3.2(b), and other than the Company Ordinary Shares that have become outstanding after the Company Capitalization Date that were reserved for issuance under the Company Equity Plan and issued in accordance with the terms of the Company Equity Plan and applicable Company Equity Award, in each case in effect as of the date hereof, there are no outstanding subscriptions, options, phantom equity rights, share appreciation, restricted share unit awards, warrants, puts, calls, exchangeable or convertible securities or other similar rights or agreements or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary (other than transactions solely among wholly owned Company Subsidiaries and/or the Company) to make any investment (in the form of a loan, capital contribution or similar form) in any Company Subsidiary that is not wholly owned or in any other Person.  There are no outstanding obligations of the Company nor, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, any Company Subsidiary (other than in respect of transactions solely among wholly owned Company Subsidiaries and/or the Company) (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any ordinary shares or other equity interests of the Company or any Company Subsidiary.

(d)          Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Shareholders on any matter.

Section 3.3.          Corporate Authority.

(a)         The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger.  The execution and delivery of this Agreement, the performance of the Company’s obligations under this Agreement, and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company are necessary to authorize the performance of the Company’s obligations under this Agreement or the consummation of, and to consummate, the Transactions, except, with respect to the Merger, the receipt of the Company Shareholder Approval and the filing of the Articles of Merger and Plan of Merger with the Registrar.

(b)         The affirmative vote of the holders of a majority of the outstanding Company Ordinary Shares entitled to vote thereon (the “Company Shareholder Approval”) authorizing this Agreement and the Plan of Merger and approving the Merger and the Transactions is the only vote of the Company Shareholders necessary to approve the Merger and the Transactions.

(c)          On or prior to the date hereof, the Company Board of Directors has adopted resolutions unanimously (i) approving and authorizing the Company to execute and deliver this Agreement, the Articles of Merger, the Plan of Merger and the other documents contemplated thereby, and approving the Merger and the Transactions, (ii) determining that the Merger and the other Transactions are advisable, fair to and in the best interests of the Company and its shareholders, (iii) recommending that the Company Shareholders adopt a resolution authorizing this Agreement and the Plan of Merger and approving the Merger and the Transactions and (iv) submitting this Agreement and the Plan of Merger to the holders of Company Ordinary Shares for their approval.  None of the foregoing actions by the Company Board of Directors has been rescinded or modified in any way as of the entry into this Agreement.

(d)          This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 3.4.          Governmental Consents; No Violation.

(a)          Other than in connection with or in compliance with (i) the BVI Act, (ii) the filing of the Proxy Statement with the SEC and any amendments or supplements thereto and the mailing of the Proxy Statement, (iii) the Securities Act, (iv) the Exchange Act, (v) applicable state, federal or foreign securities, takeover and “blue sky” Laws, (vi) the HSR Act and any other requisite authorizations, consents, orders, licenses, permits, registrations, declarations, notices, filings, clearances or approvals under any other applicable requirements of other Regulatory Laws and (vii) any applicable rules, regulations or requirements of the NYSE, and subject to the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in this Agreement, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, consents, orders, licenses, permits, approvals, registrations, declarations, notices and filings that are not required to be made or obtained prior to the consummation of such transactions or that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)        The execution and delivery by the Company of this Agreement do not, and, subject to the receipt of the Company Shareholder Approval and except as described in Section 3.4(a), the consummation of the Transactions and performance and compliance with the provisions hereof will not, (i) in each case excluding Company Leases, conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, or acceleration of any obligation or to the loss of a benefit under any Material Contract binding upon the Company or any Company Subsidiary or to which any of them are a party or by or to which any of their respective properties or assets are bound, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Company Governing Documents or (iii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or any of their respective properties or assets, other than in the case of each of clauses (i) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5.          SEC Reports and Financial Statements.

(a)          Since April 3, 2022, the Company has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, schedules, documents and reports, the “Company SEC Documents”).  As of their respective filing dates or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained (or with respect to the Company SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to the Company SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  No Company Subsidiary is required to file any forms, reports or other documents with the SEC.

(b)        The audited consolidated financial statements and the unaudited consolidated interim financial statements (including, in each case, all related notes and schedules) of the Company and its consolidated Subsidiaries included or incorporated by reference in the Company SEC Documents when filed or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein, including the notes thereto, permitted by the rules and regulations of the SEC) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein, including the notes thereto, permitted by the rules and regulations of the SEC).

(c)          Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company is in compliance with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, (ii) each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.  In the past three years, as of the entry into this Agreement, to the Company’s knowledge, neither the Company nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d)          Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC), in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

Section 3.6.         Internal Controls and Procedures.  The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.  Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees involved in financial reporting and (iii) any claim or allegation regarding any of the foregoing.  Since April 3, 2022, neither the Company nor any Company Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.

Section 3.7.          No Undisclosed Liabilities.  Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, except for (a) liabilities that are reflected or reserved against on the audited consolidated balance sheet of the Company and the Company Subsidiaries included in its Annual Report on Form 10-K for the annual period ended April 1, 2023 (including any notes thereto), (b) liabilities arising in connection with the transactions contemplated hereby or in connection with obligations under existing Contracts or applicable Law, (c) liabilities incurred or which have been discharged or paid in full, in each case, in the ordinary course of business since April 1, 2023 (other than any liability for any material breaches of Contracts), (d) liabilities expressly required or contemplated by this Agreement and (e) liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8.          Absence of Certain Changes or Events.

(a)         From April 1, 2023 through the entry into this Agreement, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          From April 1, 2023 through the entry into this Agreement, except to the extent it relates to the events giving rise to and the discussion and negotiation of this Agreement and the Transactions, the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice.

Section 3.9.          Compliance with Law; Permits.

(a)          The Company and each Company Subsidiary are and have been since March 28, 2020 in compliance with any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to the Company or such Company Subsidiary or any of their respective properties or assets, except where such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          The Company and the Company Subsidiaries hold, and at all relevant times since March 28, 2020 have held, all franchises, grants, authorizations, licenses, permits, certificates, easements, variances, exemptions, approvals, registrations and clearances of any Governmental Entity or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit, and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit, or (ii), taken any action which could result in the Company’s or any Company Subsidiary’s liability pursuant to Italian Legislative Decree no. 231/2001.

(d)          In the past five (5) years, none of the Company or any Company Subsidiary, or, to the Company’s Knowledge, any of the Company’s or the Company Subsidiaries’ respective Representatives or any other third party acting on behalf of the Company or any Company Subsidiary, has directly or indirectly (A) taken any action in violation of any applicable Anti-Corruption Law, or (B) offered, authorized, provided or given any payment or thing of value to any Person, including a “foreign official” (as defined by the FCPA), for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage.

(e)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the past five (5) years, (i) none of the Company or any Company Subsidiary has been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, whistleblower reports, Actions, settlements or enforcement actions or, to the Company’s Knowledge, investigations (internal or external), or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Anti-Corruption Laws or, (ii) any applicable provisions of Italian Legislative Decree no. 231/2001 (the “231 Decree”).

(f)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, at all times during the past five (5) years, the Company and each Company Subsidiary has established and maintains a compliance program and internal controls and procedures reasonably designed to promote and ensure compliance with applicable Anti-Corruption Laws, and the Company and Company Subsidiaries have at all times conducted their business in compliance with all applicable Anti-Money Laundering Laws.

(g)          To the Company’s Knowledge, there are no Governmental Authorizations that the Company has obtained, or to which it is a party, under Trade Controls or Sanctions.

(h)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have, in the past five years: (i) complied with applicable Trade Controls and Sanctions; (ii) not engaged in a transaction or dealing with or involving a Sanctioned Country or Sanctioned Person; (iii) maintained in place and implemented controls and systems to comply with applicable Trade Controls and Sanctions; and (iv) to the Company’s Knowledge, not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Entity or other legal proceedings with respect to any actual or alleged violations of Trade Controls or Sanctions, and has not been notified of any such pending or threatened actions.

(i)          None of the Company or any Company Subsidiary, nor any director or officer, or, to the Company’s Knowledge, agent, employee or affiliate of the Company or any Company Subsidiary is: (i) a Sanctioned Person; (ii) subject to disbarment or any list-based designations under any Trade Controls; or (iii) engaged in transactions, dealings, or other activities that might reasonably be expected to cause such Person to become a Sanctioned Person.

(j)          The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE.

Section 3.10.          Employee Benefit Plans.

(a)          Section 3.10(a) of the Company Disclosure Letter sets forth an accurate and complete list, as of the entry into this Agreement, of each material Company Benefit Plan that is maintained primarily for the benefit of employees in the United States (a “U.S. Company Benefit Plan”) and each material Company Benefit Plan that is maintained primarily for the benefit of employees outside of the United States (a “Non-U.S. Company Benefit Plan”).  For purposes of this Agreement, “Company Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, equity, stock option, restricted stock unit, performance stock unit or other equity-based compensation arrangement or plan, incentive, commission, deferred compensation, retirement or supplemental retirement, severance, employment, individual consulting arrangement with a natural person providing for annual compensation of $400,000 or more based on expected services, change-in-control, retention, profit sharing, pension, vacation, cafeteria, dependent care, health, welfare, medical care, employee assistance program, education or tuition assistance programs, and each other fringe, employee benefit or compensation plan, policy, program, agreement or arrangement, in each case, for the benefit of current employees, individual consultants who are natural persons with annual compensation of $400,000 or more based on expected services, or directors (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has or may have any obligation or liability (whether actual or contingent), but in each case excluding any Multiemployer Plan (save, for the avoidance of doubt, any UK defined benefit pension plan) and any plan, policy, program, agreement or arrangement maintained by, or required to be established by, a Governmental Entity to which the Company or any Company Subsidiary contributes pursuant to applicable Law.  With respect to each material Company Benefit Plan, the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) the plan document and any amendments thereto (which, for the avoidance of doubt, with respect to any material Company Benefit Plan for which a form agreement is used, shall consist of a copy of such form) and the most recent summary plan description, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation, (iv) the most recent determination or opinion letter from the IRS regarding the tax qualified status of such Company Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code, (v) all material non-routine correspondence with any Governmental Entity and (vi) all material related trust or funding agreements or insurance policies; provided, that with respect to each material Non-U.S. Company Benefit Plan, copies of the foregoing items, to the extent applicable, will be made available to Parent by the Company within thirty (30) Business Days following the date hereof.

(b)        Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the U.S. Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and in compliance with applicable Law, including without limitation ERISA, the Code and, in each case, the regulations thereunder, (ii) all material contributions or other material amounts payable by the Company or the Company Subsidiaries pursuant to each U.S. Company Benefit Plan in respect of the current or two (2) prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards and (iii) there are no pending, or to the Company’s Knowledge, threatened or anticipated claims (other than routine claims for benefits), investigations or audits by, on behalf of or against any of the U.S. Company Benefit Plans or any trusts related thereto that would result in a material liability.

(c)          Within the last six (6) years, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code.  None of the Company, the Company Subsidiaries or any of their respective ERISA Affiliates has incurred within the last six (6) years or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full, and to the Company’s Knowledge, no condition exists that is likely to cause the Company, the Company Subsidiaries or any of their ERISA Affiliates to incur any such liability.

(d)          Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company, the Company Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to, been obligated to contribute to or had any liability (including any actual or contingent liability) with respect to any Multiemployer Plan or a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.

(e)          No Company Benefit Plan provides life insurance or medical benefits (whether or not insured) with respect to current or former employees, consultants or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state or non-U.S. local Law.

(f)          (i) Each of the Company Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification and (ii) to the Company’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan.

(g)          Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as required by the terms of this Agreement, (i) result in any material payment (including, without limitation, severance) becoming due to any current or former director, independent contractor (who is a natural person) or any employee of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any material benefits or material compensation otherwise due or payable under any Company Benefit Plan to any current or former director, independent contractor (who is a natural person) or any employee of the Company or any Company Subsidiary, or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Non-U.S. Company Benefit Plan (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Non-U.S. Company Benefit Plan is present or operates, (ii) that is intended to qualify for special tax treatment meets all requirements for such treatment and (iii) that is intended to be funded or book-reserved is fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(i)          Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom.

(j)          Neither the Company nor any Company Subsidiary is a party to nor do they have any obligation to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

Section 3.11.          Labor Matters.

(a)          As of the entry into this Agreement, (i) no employee of the Company or any Company Subsidiary is represented by a labor or trade union, works council or other employee representative body (each, a “Union”), and, to the Company’s Knowledge, no union organizing efforts are currently being conducted, (ii) neither the Company nor any Company Subsidiary is a party or subject to, or is currently negotiating any entry into or under an obligation to negotiate, any collective bargaining agreement or other similar labor-related Contract with a Union, (iii) no strike, picket, work stoppage, work slowdown or other organized labor dispute or disruption exists, or within the past year has existed, in respect of the Company or any Company Subsidiary that would be material to the Company and the Company Subsidiaries, taken as a whole, and (iv) as of the entry into this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) there is no pending charge or complaint against the Company or any Company Subsidiary by or before the National Labor Relations Board or any comparable U.S. or foreign Governmental Entity, and (B) none of the Company or the Company Subsidiaries are a party, or otherwise bound by, any consent decree with, or citation by or with any Governmental Entity relating to employees or employment practices. Neither the Company nor any Company Subsidiary is obliged to consult with any Union in connection with the Merger or entry into this Agreement, prior to the date of entry into this Agreement.

(b)         Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are, and for the past three (3) years have been, in compliance with all applicable Law relating to labor and/or employment, including all applicable Law relating to wages, hours, classification of exempt employees, classification of independent contractors and other non-employees, collective bargaining, immigration, authorization to work, background checks, employment discrimination, harassment, civil rights, human rights, child labor, plant closings (within the meaning of the federal Worker Adjustment and Retraining Notification Act and any similar local, state, or foreign Law (each, a “WARN Act”)), mass layoffs, fair labor standards, safety and health, workers’ compensation, minimum working age, prohibition of forced labor, pay equity, wrongful discharge or violation of rights of employees, former employees or prospective employees, and the collection and payment of withholding or social security taxes, and (ii) neither the Company nor any of the Company Subsidiaries has incurred any liability or obligation under any WARN Act within the three (3) year period prior to the date of this Agreement that remains unsatisfied.

(c)          To the Company’s Knowledge, in the last five (5) years, (i) no allegations of sexual harassment have been made against any employee at the level of Vice President or above or with an annual base salary above $200,000 USD, and (ii) neither the Company nor any of the Company Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or misconduct by any employee at the level of Vice President or above or with an annual base salary above $200,000 USD.

Section 3.12.          Tax Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect,

(a)          the Company and the Company Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by any of them and all such Tax Returns are true, correct and complete;

(b)          the Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them except for Taxes contested in good faith or for which adequate reserves have been established in accordance with GAAP;

(c)          the Company and the Company Subsidiaries have (i) timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and (ii) have otherwise complied with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements);

(d)         there is no (i) claim, litigation, audit, examination, investigation or other proceeding pending or threatened in writing with respect to any Taxes or Tax Returns of the Company or any Company Subsidiary, or (ii) deficiency for Taxes that has been assessed by any Governmental Entity against the Company or any Company Subsidiary and that has not been withdrawn, settled or fully satisfied by payment, in each case, without any further liability to the Company or any Company Subsidiary from and after the Closing;

(e)         neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (in each case, other than an automatic or automatically granted waiver or extension), which waiver or extension will still be in effect after the Closing;

(f)          within the last two (2) years, neither the Company nor any Company Subsidiary has distributed the stock of another Person, or has had its shares distributed by another Person, in a transaction that was intended to be governed by Section 355(a) of the Code;

(g)          none of the Company or any Company Subsidiary (i) is a party to or bound by, or has any obligation under, any Tax allocation, sharing, indemnity, or reimbursement agreement (other than any Tax indemnification provisions in ordinary course commercial agreements or lease agreements not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and/or the Company Subsidiaries, and other than any purchase agreement not primarily related to Taxes), (ii) has ever been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or non-U.S. Tax purposes (other than a group the only members of which were any of the Company and/or one or more of present or former Company Subsidiaries or a group the parent of which was the Company or a Company Subsidiary) or (iii) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(h)          there are no Liens for Taxes upon any property of the Company or any Company Subsidiary, other than Permitted Liens;

(i)          within the last three (3) years, no claim has been made in writing by any Tax authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns of a particular type that the Company or any Company Subsidiary is or may be subject to Tax of such type by, or required to file Tax Returns of such type in, such jurisdiction;

(j)          neither the Company nor any Company Subsidiary has entered into any closing agreement (within the meaning of Section 7121(a) of the Code or any similar provision of state, local or non-U.S. Law) or received a written ruling from a Tax authority, in each case, which ruling or agreement would be binding on the Company or such Company Subsidiary, as applicable, in a Tax period (or portion thereof) beginning after the Closing Date;

(k)       neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law);

(l)          neither the Company nor any Company Subsidiary will be required to include an item of income in (or exclude an item of deduction from) taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of (A) an adjustment pursuant to Section 481(c) of the Code (or any similar provision of state, local or non-U.S. Law) as a result of any change in method of accounting made prior to the Closing Date, (B) deferred revenue or other prepaid amount received prior to the Closing outside of the ordinary course of business with respect to which economic performance will occur after the Closing Date, or (C) any installment sale made prior to the Closing outside of the ordinary course of business;

(m)        neither the Company nor any Company Subsidiary has any obligation to pay any amounts in a Tax period (or portion thereof) beginning after the Closing Date as a result of an election made pursuant to Section 965(h) of the Code;

(n)          to the Company’s Knowledge, the Company and the Company Subsidiaries have timely paid to the appropriate Governmental Entity all amounts required to be paid over under all escheat and unclaimed property Law; and

(o)          Section 3.1(b) of the Company Disclosure Schedule lists the entity classification of the Company and each Company Subsidiary for U.S. federal income tax purposes.

Section 3.13.        Litigation; Orders

.  There are no Actions pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets by or before, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  There is no Action to which the Company or any of its Subsidiaries is a party pending or, to the Company’s Knowledge, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or the other Transactions contemplated by this Agreement.

Section 3.14.         Intellectual Property.

(a)          Section 3.14(a) of the Company Disclosure Letter sets forth a substantially complete and accurate list of all Company Registered Intellectual Property, in each case including, where applicable, the record owner, jurisdiction, registration, patent, trademark or copyright number or application number, filing date and issue date.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company solely owns each item of Company Intellectual Property free and clear of all Liens, other than Permitted Liens; (ii) each item of Company Registered Intellectual Property is subsisting, valid and, other than Company Registered Intellectual Property constituting applications, to the Company’s Knowledge, enforceable; and (iii) as of the entry into this Agreement, no Action (other than office actions in connection with the prosecution of applications) is pending or, to the Knowledge of the Company, threatened by or before any Governmental Entity, that challenges the legality, validity, enforceability, registration, use or ownership of any Company Registered Intellectual Property.

(c)          The Company and the Company Subsidiaries own, have a valid license or sublicense, or otherwise have a legally enforceable and sufficient rights to use all Intellectual Property material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted.  Notwithstanding anything to the contrary, this Section 3.14(c) shall not be considered to make any representation or warranty regarding the infringement, misappropriation, dilution or other violation of Intellectual Property (which, for the avoidance of doubt, is addressed in Section 3.14(d)).

(d)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no Actions are pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary, alleging that the Company or any Company Subsidiary is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any third party; (ii) the conduct of the business of the Company and the Company Subsidiaries including, their manufacture, sale, marketing, licensing and distribution of Company Products, as currently conducted, does not infringe, misappropriate, dilute, or otherwise violate any Intellectual Property of any third party (and as conducted since March 28, 2020, has not infringed, violated, diluted, or misappropriated any Intellectual Property of any third party), (iii) to the Company’s Knowledge, no third party is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property, and (iv) as of the entry into this Agreement, neither the Company nor any Company Subsidiary has instituted or threatened to institute any Action that is currently pending against any third party alleging that such third party is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property.

(e)          Each employee who has since March 28, 2020, contributed to or participated in the development or creation of any material Company Intellectual Property on behalf of the Company or any Company Subsidiary has executed a written agreement assigning or transferring, or otherwise vesting exclusive ownership of all such Intellectual Property in or to the Company or such Company Subsidiary, or such ownership has otherwise vested in the Company or the Company Subsidiaries under applicable Laws. The Company and each Company Subsidiary have taken commercially reasonable actions to maintain and protect all of the Trade Secrets constituting material Company Intellectual Property (“Business Confidential Information”), and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such Business Confidential Information has, since March 28, 2020, been maintained in confidence in accordance with procedures that are customarily used in the industry to protect rights of like importance, without unauthorized disclosure thereof.  Without limiting the generality of the foregoing, the Company and the Company Subsidiaries have used reasonable efforts to enforce a policy requiring each employee or third party that has access to any Business Confidential Information to execute a confidentiality agreement that obligates such Person to maintain the confidentiality thereof, and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no such Person is, or, since March 28, 2020, was during their employment or engagement with the Company or any Company Subsidiaries, in violation of such confidentiality obligations.

(f)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:  (i) the Company or a Company Subsidiary owns or has a valid right to access and use all IT Assets used in the operation of the business of the Company and the Company Subsidiaries; and (ii) the IT Assets owned or controlled by the Company and the Company Subsidiaries (“Company IT Systems”) are in good working condition and perform the information technology operations required of them by the Company and Company Subsidiaries. Without limiting the foregoing, the Company and the Company Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that the Company IT Systems are free from Malicious Code and to implement security patches and upgrades that are generally available and applicable to the Company IT Systems.  Since March 28, 2020, there has been no failure of any Company IT Systems that has caused any material disruption to the business of the Company and the Company Subsidiaries, taken as a whole.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of the Company Subsidiaries have suffered any (x) data loss, or (y) business interruptions or other harm resulting from a Security Incident.

Section 3.15.        Privacy and Data Protection.

(a)        Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company’s and each Company Subsidiary’s, and to the Company’s Knowledge, each Data Partner’s, receipt, collection, monitoring, maintenance, hosting, creation, transmission, use, analysis, disclosure, storage, retention, disposal and security, as the case may be, of Personal Data, have, since March 28, 2020, complied with their respective obligations arising from (in each case, to the extent applicable) (A) all Information Privacy and Security Laws, (B) PCI DSS, (C) all Privacy Statements, (D) all Contracts to which the Company or Company Subsidiary are bound and that govern their respective use of Personal Data, and (E) all consents and authorizations that apply to the Personal Data that have been obtained by the Company or a Company Subsidiary (such obligations, collectively, “Data Privacy Obligations”); (ii) the Company and each Company Subsidiary have all rights, authority, consents and authorizations necessary to receive, retain, access, use and disclose the Personal Data in their possession or under their control in connection with the operation of their business as currently retained, accessed, used and disclosed by them, including under the Transactions; and (iii) the Company and each Company Subsidiary have at all times posted, to the extent required under, and in accordance with, applicable Data Privacy Obligations, privacy policies governing their use of Personal Data on their websites made available by the Company and each Company Subsidiary. The execution, delivery, and performance of this Agreement and the Transactions will not materially conflict with or result in a material violation or breach of any Data Privacy Obligations.

(b)         Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since March 28, 2020, there has been no (i) data security breach of, unauthorized access to, or malicious disruption of any Company IT Systems that transmit or maintain Protected Information owned, used, hosted, maintained or controlled by or on behalf of the Company or the Company Subsidiaries or (ii) incident involving the loss, damage, unauthorized access, unauthorized acquisition, unauthorized modification, unauthorized use or unauthorized disclosure of any Protected Information owned, used, hosted, maintained or controlled by or on behalf of the Company or the Company Subsidiaries (clauses (i) and (ii) collectively, a “Security Incident”).  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company’s or any Company Subsidiary’s Data Partners have, since March 28, 2020, suffered any Security Incident that resulted in any unauthorized access to, unauthorized modification of, unauthorized use of, unauthorized disclosure of or loss of or damage to any Personal Data held for or on behalf of the Company or any Company Subsidiaries, or violated any Information Privacy and Security Laws with respect thereto.

(c)       The Company and each Company Subsidiary have, and have required their Data Partners to have, implemented, monitored and maintained a written information security program, covering the Company and each Company Subsidiary, designed to meet or exceed applicable industry standards, to (i) identify and address internal and external risks to the security, integrity or privacy of any proprietary or confidential information (including Protected Information) in their possession, (ii) implement, monitor and improve adequate and effective administrative, technical and physical safeguards to control these risks and protect the proprietary or confidential information (including Protected Information) in their possession, (iii) protect against Security Incidents, and (iv) maintain notification procedures in compliance with applicable Information Privacy and Security Laws in the case of any breach of security, integrity or privacy compromising data containing Personal Data in their possession.  In each of the past three (3) fiscal years, the Company and each of the Company Subsidiaries have performed a security risk assessment covering the Company and each Company Subsidiary, in each case, as required under PCI DSS, and addressed and remediated all critical, high risk or material threats and deficiencies identified in those security risk assessments.

(d)        Except as would not reasonably be expected to result in material liability, disruption, or other material obligation to or of the Company or any Company Subsidiary, since March 28, 2020, (i) provided a written notice or audit request to the Company or a Company Subsidiary, (ii) made any written claim against the Company or a Company Subsidiary or (iii) to the Company’s Knowledge, commenced any Action as of the entry into this Agreement, in each case, with respect to (A) any suspected, potential or alleged violation of Data Privacy Obligations by the Company or any Company Subsidiary or (B) any of the Company’s or a Company Subsidiary’s privacy or data security practices, including any Security Incident.

(e)        The Company and the Company Subsidiaries have in place written disaster recovery plans and procedures with respect to the IT Assets that they have identified as essential to the continuity of their business.

Section 3.16.        Real Property; Assets.

(a)          Section 3.16(a) of the Company Disclosure Letter lists the common street address for all real property owned by the Company or any Company Subsidiary in fee as of the entry into this Agreement, and each such Company Subsidiary owning such real property (such real property interests, together with all right, title, and interest of the Company or any Company Subsidiaries in and to all buildings, structures, improvements, and fixtures located thereon, and all easements, rights, and interests appurtenant thereto, are, as the context may require, individually or collectively referred to as the “Owned Real Property”).  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the Company and each Company Subsidiary has good, exclusive and valid fee simple title to all Owned Real Property, in each case free and clear of all Liens except for Permitted Liens.

(b)          Section 3.16(b) of the Company Disclosure Letter sets forth a list, as of the entry into this Agreement, of the street address of each office space, distribution center and material retail space (“Material Real Property”) with respect to which there is any Contract pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any such real property (“Company Leases”).  Except as would not reasonably be expected to material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary has assigned, subleased, licensed or otherwise granted any Person the right to use or occupy any Material Real Property.

(c)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Lease is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default or any event which has occurred that, with notice or the lapse of time would constitute a default, in each case, on the part of the Company or, if applicable, any Company Subsidiary or, to the Company’s Knowledge, the landlord thereunder exists with respect to any Company Lease, (ii) all work required to be performed under any Company Lease on or prior to the entry into this Agreement by the landlord thereunder or by the Company or any Company Subsidiary has been performed, and (iii) the Company or a Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each real property subject to the Company Leases, free and clear of all Liens, other than Permitted Liens.

(d)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the past three (3) years, (i) neither the Company nor any Company Subsidiary has received any written notice of any pending or, to the Company’s Knowledge, threatened condemnation proceedings in connection with any parcel of real property described in a Company Lease and no eminent domain or condemnation action is pending or threatened, and to the Company’s Knowledge, neither the Company nor any Company Subsidiary has received any written notice of nonconforming use under or a violation of any applicable building, zoning, subdivision and other land use or similar laws, regulations and ordinances with respect to any real property described in any Company Lease, and (ii) to the Company’s Knowledge, the Company and the Company Subsidiaries (A) have rights to access, use and operate all property described in the Company Leases, (B) enjoy peaceful and undisturbed possession of all such real property and (C) have not served or received written notice to terminate any Company Lease.  Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, there are no outstanding options or rights of first refusal to purchase or lease any Material Real Property or any portion thereof or interests therein, in either case, granted by the Company or any Company Subsidiary.

(e)          Neither the Company nor any Company Subsidiary owns real property or land situated in the British Virgin Islands.

Section 3.17.        Material Contracts.

(a)          Except for this Agreement, Section 3.17 of the Company Disclosure Letter contains a complete and correct list, as of the entry into this Agreement, of each Contract, including all amendments, supplements, and side letters thereto that modify each such Contract, described below in this Section 3.17(a) to which the Company or any Company Subsidiary is a party or by which they are bound or by which they or any of their respective properties or assets are subject or bound, as of the entry into this Agreement, other than any Company Leases (all Contracts of the type described in this Section 3.17(a), whether or not set forth on Section 3.17 of the Company Disclosure Letter, being referred to herein as the “Material Contract”):

(i)          each Contract that limits the freedom of the Company, any Company Subsidiary or any of their respective affiliates to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any product or service or that otherwise has the effect of restricting the Company, the Company Subsidiaries or any of their respective affiliates (including Parent and its affiliates after the Effective Time) from the development, marketing or distribution of products and services, in each case, in any geographic area, in each case, both (A) in any geographic area and (B) in a manner that is material to the Company and the Company Subsidiaries, taken as a whole;

(ii)          any material joint venture, strategic alliance (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar Contract;

(iii)          each acquisition or divestiture Contract that (A) requires future acquisition or divestiture by the Company with a value in excess of $5,000,000, or (B) contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments in excess of $5,000,000;

(iv)          each Contract that gives any Person the right to acquire any assets of the Company or any Company Subsidiary (excluding ordinary course commitments to purchase Company Products) after the entry into this Agreement with consideration of more than $5,000,000;

(v)          each Contract pursuant to which the Company or any Company Subsidiary (A) grants any license, covenant not to assert or similar right to any third party under or to any Company Intellectual Property that is material to the business of the Company and the Company Subsidiaries, taken as a whole, except Ordinary Course Licenses, or (B) is granted a license, covenant not to assert, or similar right under or to any third party’s Intellectual Property that is material to the business of the Company and the Company Subsidiaries, taken as a whole, other than non-exclusive licenses granted on substantially standard terms with respect to commercially available Software or information technology services;

(vi)          each Contract not otherwise described in any other subsection of this Section 3.17(a) pursuant to which the Company or any Company Subsidiary is obligated to pay, or entitled to receive, payments in excess of $5,000,000 during the Company’s Fiscal Year most recently ended prior to entry into this Agreement;

(vii)          any Contract that obligates the Company or any Company Subsidiary to make any capital investment or capital expenditure outside the ordinary course of business and in excess of $5,000,000 per annum;

(viii)          each Contract that is a Material Customer Agreement or a Material Supplier Agreement;

(ix)          each Contract that grants any right of first refusal or right of first offer that is material to the Company and the Company Subsidiaries, taken as a whole, with respect to any material assets of the Company or the Company Subsidiaries;

(x)          each Contract that contains any exclusivity rights or “most favored nations” provisions or minimum use, supply or display requirements that are binding on the Company or its affiliates (including Parent and its affiliates after the Effective Time) and, in each case, are material to the Company and the Company Subsidiaries, taken as a whole;

(xi)          each Contract relating to outstanding Indebtedness for borrowed money (other than intercompany Indebtedness owed by the Company or any Company Subsidiary) of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in an aggregate principal amount in excess of $5,000,000;

(xii)          each Contract governing any collaboration, co-promotion, strategic alliance or design project contract which, in each case, is material to the Company and the Company Subsidiaries, taken as a whole;

(xiii)          each Contract involving any material collective bargaining agreement or other material Contract with any labor union (or similar organization); and

(xiv)          any Contract not otherwise described in any other subsection of this Section 3.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b)          True and complete copies of each Material Contract in effect as of the date hereof have been made available to Parent or publicly filed with the SEC prior to the date hereof.  None of the Company or any Company Subsidiary is in (or has received any written claim of) breach or default under the terms of any Material Contract and no event has occurred with notice or lapse of time or both that would constitute a breach or default thereunder by the Company or any of the Company Subsidiaries, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the Company’s Knowledge, as of the entry into this Agreement, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable, obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, in each case, subject to the Enforceability Limitations.

Section 3.18.          Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) neither the Company nor any Company Subsidiary is or, since March 28, 2020, has been in violation of any Environmental Law, (b) none of the properties owned leased, operated or occupied by the Company or any Company Subsidiary is contaminated with any Hazardous Substance, (c) neither the Company nor any Company Subsidiary has been identified as responsible or potentially responsible for the investigation, cleanup, or remediation of Hazardous Substances at any property, including any third-party property, (d) the Company and the Company Subsidiaries have all Company Permits required under any Environmental Law, and the Company and the Company Subsidiaries are and, since March 28, 2020, have been in compliance with such Company Permits, and (e) no Action is pending, or to the Company’s Knowledge, threatened that seeks to rescind, revoke, modify or terminate any Company Permit required under Environmental Law, or otherwise impose, or that is reasonably likely to result in the imposition of, any liability arising under any Environmental Law on the Company or any Company Subsidiary.

Section 3.19.        Customers; Suppliers.

(a)        Section 3.19(a) of the Company Disclosure Letter sets forth a list of the top ten (10) customers of the Company and the Company Subsidiaries based on revenue received by the Company or any Company Subsidiary during the twelve (12) months ended April 1, 2023 (each, a “Material Customer” and each material Contract with a Material Customer, a “Material Customer Agreement”).  As of the entry into this Agreement, in the past year, to the Company’s Knowledge, neither the Company nor any Company Subsidiary has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate existing material Contracts with the Company or the Company Subsidiaries.

(b)        Section 3.19(b) of the Company Disclosure Letter sets forth a list of the top ten (10) suppliers of the Company and the Company Subsidiaries based on payments made by the Company or any Company Subsidiary during the last twelve (12) months ended April 1, 2023 (each, a “Material Supplier” and each material Contract pursuant to which the Company or a Company Subsidiary paid those amounts to the applicable Material Supplier, a “Material Supplier Agreement”).  As of the entry into this Agreement, in the past year, to the Company’s Knowledge, neither the Company nor any Company Subsidiary has received any written notice from any Material Supplier that such supplier shall not continue as a supplier to the Company or that such supplier intends to terminate existing material Contracts with the Company or the Company Subsidiaries.

Section 3.20.         Insurance.  The Company has made available to Parent a copy of all material insurance policies maintained by the Company or any Company Subsidiary.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all current insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid.  Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.21.          Information Supplied.  The information supplied by or on behalf the Company and the Company Subsidiaries to be contained in, or incorporated by reference in the definitive proxy statement to be sent to the Company Shareholders in connection with the Merger and the Transactions (including any amendments or supplements, the “Proxy Statement”) will not, at the date the Proxy Statement is first mailed to the Company Shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they are made, not false or misleading.  Notwithstanding the foregoing provisions of this Section 3.21, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement, which information or statements were supplied by or on behalf of Parent or Merger Sub.

Section 3.22.       Opinion of Financial Advisor.  The Company Board of Directors has received an opinion of Barclays Capital Inc. to the effect that, as of the date of such opinion and based upon and subject to the various matters and limitations set forth therein, the consideration to be offered to the shareholders of the Company pursuant to this Agreement is fair to such shareholders from a financial point of view.  A written copy of such opinion will be provided by the Company to Parent promptly following entry into this Agreement for informational purposes only.

Section 3.23.        State Takeover Statutes; Anti-Takeover Laws.  Assuming the accuracy of Parent’s representations and warranties set forth in Section 4.8, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Transactions any applicable Takeover Statute.  The Company has no shareholder rights plan, “poison-pill” or other comparable agreement or device in effect designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

Section 3.24.        Related Party Transactions.  Except as set forth in the Company SEC Documents, as of the entry into this Agreement, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K of the SEC that are not so disclosed, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.25.        Finders and Brokers.  Other than Barclays Capital Inc., neither the Company nor any Company Subsidiary has employed, engaged or made any arrangements with any investment banker, broker or finder in connection with the Transactions who is entitled to any fee, any commission or any reimbursement of expenses in connection with this Agreement or upon or as a result of the consummation of the Merger.  The Company has furnished to Parent true and complete copies of all Contracts between the Company or any Company Subsidiary and Barclays Capital Inc. entered into in connection with the Merger.

Section 3.26.      No Other Representations.  Except for the express written representations and warranties made by the Company contained in this Article III, neither the Company nor any Representative or other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its affiliates, or the Company’s business, assets, liabilities, financial condition or results of operations or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions or with respect to future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), and Parent and Merger Sub expressly disclaim reliance on any representation or warranty of the Company or any other Person other than the representations and warranties expressly contained in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as disclosed in (x) any forms, statements, schedules, documents and reports filed or furnished by Parent with the SEC and publicly available prior to the date of this Agreement (but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar predictive or precautionary sections and any other disclosures contained therein that are non-specific, predictive, cautionary or forward looking in nature) or (y) the applicable section of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), Parent and Merger Sub represent and warrant to the Company as set forth below.

Section 4.1.          Qualification, Organization, etc. Each of Parent and Merger Sub is duly organized or incorporated (as applicable) and validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation (as applicable), with all requisite power and authority to own its properties and conduct its business as currently conducted, except for such failures to be in good standing or have such power that would prevent or materially impair the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date. All of the issued and outstanding shares of Merger Sub are owned directly by Parent. Both Parent and Merger Sub are in compliance with the provisions of their respective certificates of incorporation and bylaws (or other similar governing documents) and the Parent Governing Documents and governing documents of Merger Sub are in full force and effect.

Section 4.2.          Corporate Authority.

(a)          Parent and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger.  The execution and delivery of this Agreement, the performance of Parent’s and Merger Sub’s obligations under this Agreement, and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub and no other corporate proceedings (pursuant to the Parent Governing Documents or otherwise) on the part of Parent or Merger Sub are necessary to authorize the performance of the Company’s obligations under this Agreement or the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for the filing of the Articles of Merger and the Plan of Merger with the Registrar.

(b)         No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement, or to approve the Merger or the other Transactions.  The vote or consent of Parent, as the sole shareholder of Merger Sub, is the only vote or consent of the holders of any class or series of shares of Merger Sub, which vote or consent will be obtained immediately following the entry into this Agreement.

(c)          This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, is enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

Section 4.3.          Governmental Consents; No Violation.

(a)         Other than in connection with or in compliance with (i) the BVI Act and (ii) the HSR Act and any other requisite authorizations, consents, orders, licenses, permits, restrictions, declarations, notices, filings, clearances or approvals under any other applicable requirements of other Regulatory Laws, and subject to the accuracy of the Company’s representations and warranties set forth in this Agreement, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is required, under applicable Law, for the consummation by Parent and Merger Sub of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would prevent or materially impair the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date.

(b)       The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 4.3(a), the performance and the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, any Contract binding upon Parent or any Parent Subsidiary or to which any of them are a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Parent Governing Documents or the organizational or governing documents of any Parent Subsidiary or (iii) conflict with or violate any Laws applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not prevented or materially impaired and would not prevent or materially impair the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date.

Section 4.4.          Litigation; Orders.  There are no Actions pending or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary or any of their respective properties, rights or assets, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity, that have prevented or materially impaired or would reasonably be expected to prevent or materially impair on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date.

Section 4.5.          Information Supplied.  The information supplied by or on behalf of Parent and Merger Sub to be contained in, or incorporated by reference in the Proxy Statement will not, at the date the Proxy Statement is first mailed to the Company Shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.  Notwithstanding the foregoing provisions of this Section 4.5, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Proxy Statement, which information or statements were supplied by or on behalf of the Company.

Section 4.6.          Financing.

(a)          Parent is a party to and has accepted a fully executed commitment letter dated as of August 10, 2023 (together with all exhibits and schedules thereto, the “Debt Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein.  The debt financing contemplated pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing.”

(b)          Parent has delivered to the Company a true, complete and correct copy of the executed Debt Commitment Letter and fee letters related thereto, subject, in the case of such fee letters, to redaction solely of fee amounts, the rates and amounts included in the “market flex” and other economic provisions that are customarily redacted in connection with transactions of this type and that could not in any event affect the conditionality, enforceability, availability, termination or amount of the Debt Financing.

(c)          Except as expressly set forth in the Debt Commitment Letter, there are no conditions precedent to the obligations of the Lenders to provide the full amount of the Debt Financing pursuant to the Debt Commitment Letter.  Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in any of the Debt Commitment Letter on or prior to the Closing Date, nor does Parent have Knowledge that any Lender will not perform its obligations thereunder, in each case, assuming the accuracy of the Company’s representations and warranties contained in Article III and compliance by the Company with its covenants contained in Article V and Article VI, in each case, in all material respects.  There are no side letters, understandings or other Contracts of any kind relating to the Debt Commitment Letter or the Debt Financing that could adversely affect the conditionality, enforceability, availability, termination or amount of the Debt Financing.

(d)       The Debt Financing, when funded in accordance with the Debt Commitment Letter and giving effect to any “flex” provision in or related to the Debt Commitment Letter (including with respect to fees and original issue discount), and assuming the accuracy of the Company’s representations and warranties contained in Article III and compliance by the Company with its covenants contained in Article V and Article VI, in each case, in all material respects, together with cash on hand at Parent, shall provide Parent with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s obligations under this Agreement and the Debt Commitment Letter, including the payment of the Merger Consideration, and any fees and expenses of or payable by Parent or Merger Sub or the other Parent Subsidiaries, and for any repayment or refinancing of any outstanding indebtedness of the Company and/or the Company Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Debt Commitment Letter (such amounts, collectively, the “Financing Amounts”).

(e)          The Debt Commitment Letter constitutes the legal, valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent, all the other parties thereto and are in full force and effect, subject to (a) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (b) general equitable principles (whether considered in an Action in equity or at law).  No event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a default, breach or failure to satisfy a condition by Parent under the terms and conditions of the Debt Commitment Letter.  Parent does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied by Parent on a timely basis or that the Debt Financing will not be available to Parent on the Closing Date, assuming the accuracy of the Company's representations and warranties contained in Article III and compliance by the Company with its covenants contained in Article V and Article VI, in each case, in all material respects.  Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter on or before the entry into this Agreement.  The Debt Commitment Letter has not been modified, amended or altered prior to the execution and delivery of this Agreement and none of the respective commitments under the Debt Commitment Letter have been terminated, reduced, withdrawn or rescinded in any respect.

(f)         In no event shall the receipt or availability of any funds or financing (including the Debt Financing) by Parent or any Parent Subsidiaries or any other financing or other transactions be a condition to any of the Parent or Merger Sub’s obligations under this Agreement.

Section 4.7.         Finders and Brokers.  Other than Morgan Stanley & Co., LLC, neither Parent nor any Parent Subsidiary has employed, engaged or made any arrangements with any investment banker, broker or finder in connection with the Transactions who is entitled to any fee, any commission or any reimbursement of expenses in connection with this Agreement or upon or as a result of the consummation of the Merger.

Section 4.8.          Share Ownership.  Neither Parent nor any Parent Subsidiary owns any Company Ordinary Shares as of the date hereof.

Section 4.9.          No Merger Sub Activity.  Since its date of formation, Merger Sub has not engaged in any activities or incurred any obligations other than in connection with this Agreement and the Transactions.

Section 4.10.          Solvency.  No transfer of property is being made, and no obligation is being incurred, in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, the Company, any Company Subsidiaries or any Parent Subsidiaries. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including any financings being entered into in connection therewith):  (a) the Fair Value of the assets of Parent and Parent Subsidiaries, taken as a whole, shall be greater than the total amount of Parent’s and Parent Subsidiaries’ liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), taken as a whole; (b) Parent and Parent Subsidiaries, taken as a whole, shall be able to pay their debts and obligations in the ordinary course of business as they become due; and (c) Parent and Parent Subsidiaries, taken as a whole, shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.  For the purposes of this Agreement, “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Parent and Parent Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

Section 4.11.          No Other Representations.  Except for the express written representations and warranties made by Parent and Merger Sub contained in this Article IV, neither Parent, Merger Sub nor any Representative or other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective affiliates, or of Parent’s or Merger Sub’s business, assets, liabilities, financial condition or results of operations or with respect to any other information provided to the Company in connection with the Transactions or with respect to future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), and the Company expressly disclaims reliance on any representation or warranty of Parent, Merger Sub or any other Person other than the representations and warranties expressly contained in this Article IV.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
PENDING THE MERGER

Section 5.1.          Conduct of Business by the Company Pending the Closing.  The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, except as set forth in Section 5.1 of the Company Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company (a) shall, and shall cause each Company Subsidiary to, use reasonable best efforts to conduct its business in all material respects in the ordinary course of business, preserve intact its and their present business organizations, goodwill and ongoing businesses and preserve its and their relationships with material customers, suppliers, vendors, licensors and licensees (provided, that any action or inaction addressed in, and permitted by, Section 5.1(b), shall not constitute a breach of this Section 5.1(a)); and (b) shall not, and shall cause each Company Subsidiary not to, directly or indirectly:

(i)          amend, modify, waive, rescind, change or otherwise restate (i) the Company’s or (ii) any Company Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents, in the case of this clause (ii), in a manner that would reasonably be expected to be material to the Company or any Company Subsidiary, respectively;

(ii)          authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding ordinary shares or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary) (other than dividends or distributions made by any wholly owned Company Subsidiary to the Company or any wholly owned Company Subsidiary), or enter into any agreement and arrangement with respect to voting or registration, or file any registration statement (other than any Form S-8 or Form S-3) with the SEC with respect to any, of its ordinary shares or other equity interests or securities;

(iii)          split, combine, subdivide, reduce or reclassify any of its ordinary shares, other equity interests or securities convertible or exchangeable into, or exercisable for, any of its ordinary shares or other equity interests, or redeem, purchase or otherwise acquire any of its ordinary shares, other equity interests or securities convertible or exchangeable into, or exercisable for, any of its ordinary shares or other equity interests, or issue or authorize the issuance of any of its ordinary shares, other equity interests, securities convertible or exchangeable into, or exercisable for, any of its ordinary shares or other equity interests or any other securities in respect of, in lieu of or in substitution for, any of its ordinary shares or other equity interests or securities convertible or exchangeable into, or exercisable for, any of its ordinary shares or other equity interests, except for (A) the acceptance of Company Ordinary Shares as payment of the exercise price of Company Options or for withholding Taxes in respect of Company Equity Awards or (B) any such transaction involving only wholly owned Company Subsidiaries;

(iv)          issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” shares, “phantom” share rights, share appreciation rights or share based performance units, including without limitation any Company Equity Award under any existing Company Equity Plan (except as otherwise provided by the terms of the Company Equity Award), other than (A) issuances of Company Ordinary Shares in respect of any exercise, vesting or settlement, as applicable, of Company Equity Awards in accordance with their respective terms, (B) withholding or sales of Company Ordinary Shares pursuant to the exercise of Company Options or pursuant to the settlement of Company Equity Awards in order to satisfy payment of the exercise price of Company Options or for withholding Taxes, or (C) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries or (D) as expressly permitted pursuant to Section 5.1(b)(v);

(v)          except as required by any Company Benefit Plan as in existence as of the date hereof or any collective bargaining agreement or other agreement with a Union, (A) increase the compensation or benefits payable or to become payable to any current or former directors, individual consultants who are natural persons or employees of the Company or any Company Subsidiary, other than increases in annual base compensation (whether salary, wage rates or fees) in the ordinary course of business consistent with past practice for individuals who are not Specified Employees, provided that the aggregate budgeted amount of such increases shall not increase by more than four percent (4%) of the aggregate budgeted amount of such compensation as in effect as of the date hereof with respect to such employees, (B) enter into any collective bargaining agreement or other contract with a Union, or recognize any Union or other employee representative group or labor organization as the representative of any of the employees of the Company or any of the Company Subsidiaries, (C) establish, adopt, enter into, materially amend or terminate any Company Benefit Plan or any plan or arrangement which would be a Company Benefit Plan if in effect as of the date hereof (including any employment, severance, incentive, change in control or retention arrangement), other than any such actions that are in the ordinary course of business consistent with past practice, and, with respect to Company Benefit Plans providing health, dental, vision or other medical benefits, would not increase costs to the Company or any of the Company Subsidiaries under such existing Company Benefit Plans by more than four percent (4%) of the aggregate costs of providing benefits under such Company Benefit Plans in effect as of the date hereof to the Company and the Company Subsidiaries (and, for the avoidance of doubt, excluding any increases in costs resulting from ordinary course market rate increase or healthcare cost trends in the applicable jurisdictions), (D) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding of any Company Equity Award or under any Company Benefit Plan, (E) terminate the employment of any Specified Employee, other than for cause, (F) hire any new employee who would be a Specified Employee, (G) provide any funding for any rabbi trust or similar arrangement, or (H) expressly waive any confidentiality, non-compete, non-solicit or other material restrictive covenant agreement of any current or former directors, individual consultants or employees of the Company or any Company Subsidiary;

(vi)          acquire (including by merger, consolidation or acquisition of shares or assets or any other means) or authorize or enter into any Contracts providing for any acquisitions of, any equity interests in or assets, real property, personal property or equipment of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations, except for (A) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries, (B) acquisitions of assets, personal property or equipment in the ordinary course of business or (C) acquisitions that are not in excess of $2,000,000 individually or $10,000,000 in the aggregate;

(vii)          liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (excluding any restructuring, recapitalization or reorganization solely between or among any of the Company and/or the Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing, excluding the liquidation or dissolving of any inactive or de minimis Company Subsidiaries;

(viii)          make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) any such transactions solely among the Company and its wholly owned Company Subsidiaries or solely among the Company’s wholly owned Company Subsidiaries, (B) advances for reimbursable employee expenses in the ordinary course of business or (C) loans, advances, capital contributions or investments that are not in excess of $2,000,000 individually or $10,000,000 in the aggregate;

(ix)          other than in accordance with Contracts in effect on the date hereof, sell, lease, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its properties, rights or assets (including shares in the capital of the Company or the Company Subsidiaries) having a value in excess of $2,000,000 individually or $10,000,000 in the aggregate to any Person (provided that such values shall not apply to assets constituting Intellectual Property, provided further that this Section 5.1(b)(ix) shall apply only to Intellectual Property that is material to the business of the Company and the Company Subsidiaries), except (A) dispositions of obsolete, expired or worthless equipment, properties, rights or assets in the ordinary course of business, (B) licenses of Company Intellectual Property entered into in the ordinary course of business consistent with past practice, (C) pursuant to transactions solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries, (D) sales and transfers and other dispositions of products and services in the ordinary course of business, (E) Company Leases or subleases entered into in the ordinary course of business (provided, that this exception shall not apply to any Company Lease or sublease involving an annual payment of more than $5,000,000), including guarantees in connection with any Company Leases, and (F) dispositions of Company Registered Intellectual Property constituting applications in the ordinary course of prosecution;

(x)          enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, or modify in a manner materially adverse to the Company, amend in a manner materially adverse to the Company or voluntarily terminate any Material Contract (or waive, release or assign any material rights or material claims thereunder), in each case, other than in connection with (A) any action expressly permitted another provision of this Section 5.1(b) or (B) any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) (which shall solely be governed by clause (xv));

(xi)          except in accordance with the Company’s capital budget provided to Parent on Section 5.1(b)(xi) of the Company Disclosure Letter, make any capital expenditure or expenditures, enter into agreements or arrangements providing for capital expenditure or expenditures or otherwise commit to do so, except for variations of up to ten percent (10)% of such budget in the aggregate during any specified period;

(xii)          commence (other than in the ordinary course of business), waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of any Tax audit, claim or other proceeding (which shall solely be governed by clause (xv)) or any claim, litigation or proceeding that is not brought by Governmental Entities and that: (A) is for an amount not to exceed, for any such compromise or settlement, $1,000,000, individually, or $5,000,000, in the aggregate (in either case, in excess of any amounts covered by insurance) and (B) does not impose any injunctive relief on the Company and the Company Subsidiaries and does not involve the admission of wrongdoing by the Company, any Company Subsidiary or any of their respective officers or directors;

(xiii)          make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(xiv)          amend or modify in any material respect any Privacy Statement of the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practice or as reasonably necessary to comply with an applicable Data Privacy Obligation;

(xv)          (A) change or revoke any material Tax election or adopt or change any material Tax accounting period or material method of Tax accounting, in the case of this clause (A), other than in the ordinary course of business or in a manner consistent with past practice (provided that it is agreed and understood that an entity classification election pursuant to Treasury Regulation Section 301.7701-3 shall be treated as not being made in the ordinary course of business or in a manner consistent with past practice), (B) settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes for an amount materially in excess of the amount reserved for the Taxes subject to such proceeding on the financial statements of the Company, (C) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to material Taxes, (D) amend any material Tax Returns (other than any amendments that would not reasonably be expected to result in a material increase to the Tax liability of the Company, the Company Subsidiaries or Parent or its affiliates) or file any material Tax Return that is materially inconsistent with past practice, if any, with respect to filing Tax Returns of the same type for a prior taxable period, (E) surrender any right to claim a material refund of Taxes other than in the ordinary course of business, or (F) with respect to any Company Subsidiary (I) that is treated as a foreign corporation for U.S. federal income Tax purposes and (II) equity interests (meeting the requirements of Section 1504(a)(2) of the Code) of which are owned, for U.S. federal income Tax purposes, by one or more of any of the Company and the Company Subsidiaries that are part of an “Affiliated Group” within the meaning of Section 338(h)(5) of the Code (a “Section 338(g) Company Subsidiary”), cause (x) such Section 338(g) Company Subsidiary not to be a Section 338(g) Company Subsidiary or (y) any “United States person” within the meaning of Section 7701(a)(30) of the Code (excluding any shareholder of the Company) to own (within the meaning of Section 958(a) of the Code), or to be considered as owning by applying the rules of ownership of Section 958(b) of the Code, equity interests (or additional equity interests, as relevant) of such Section 338(g) Company Subsidiary (it being agreed and understood that none of clauses (i) through (xiv) nor clauses (xvi) through (xxvii) of this Section 5.1(b) shall apply to any action to the extent such action would be taken into account solely for Tax purposes and not for corporate or other applicable Law purposes);

(xvi)          incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness for borrowed money, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise) or enter into any swap, forward, futures or hedging transaction or other derivative agreements (or amend or modify any such transaction or agreement)), except for (A) any Indebtedness solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries, (B) guarantees by the Company of Indebtedness for borrowed money of Company Subsidiaries or guarantees by Company Subsidiaries of Indebtedness for borrowed money of the Company or any Company Subsidiary, which Indebtedness is incurred in compliance with this Section 5.1(b)(xvi) or is outstanding on the date hereof, (C) refinancings, replacements or amendments on market standard terms of Indebtedness incurred pursuant to agreements entered into by the Company or any Company Subsidiary in effect prior to the execution of this Agreement (including the refinancing of the Company Notes), provided, that only existing Indebtedness with a maturity date within eighteen (18) months of the date of this Agreement may be refinanced or replaced pursuant to this clause (C) above, provided further, that such refinanced Indebtedness does not become due in connection with the Merger or does not include material prepayment penalties, and (D) drawing on the Company Credit Agreement as it exists on the date of this Agreement, without giving effect to any expansion or accordion feature, in the ordinary course of business or in order to repay existing Indebtedness if so repaying is commercially reasonable;

(xvii)          enter into any transactions or Contracts with any affiliate or other Person (other than any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law)) (which shall solely be governed by clause (xv)) that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC, except in the ordinary course of business;

(xviii)          fail in any material respect to maintain the Company’s material insurance policies or comparable replacement policies with respect to the material assets, operations and activities of the Company and the Company Subsidiaries;

(xix)          acquire any Material Real Property or modify in a manner materially adverse to the Company or amend in a manner materially adverse to the Company or exercise any right to renew any material Company Lease, in each case, other than in the ordinary course of business and with respect to any Company Lease with payments per annum from the Company less than $5,000,000; provided, that entry into such Company Lease must be consistent with the Company’s capital budget provided to Parent on Section 5.1(b)(xi) of the Company Disclosure Letter;

(xx)          other than the Company Shareholders Meeting or as required by the Company Governing Documents or by applicable Law, convene any special meeting (or any adjournment or postponement thereof) of the Company Shareholders;

(xxi)          adopt or otherwise implement any shareholder rights plan, “poison-pill” or other comparable agreement;

(xxii)          enter into any material new line of business outside the businesses being conducted by the Company and the Company Subsidiaries on the date hereof (excluding planned extensions as of the date hereof and retail marketing initiatives);

(xxiii)          except as expressly provided for in any Contracts entered into between the Company and any Company Subsidiaries, on the one hand, and any third party, on the other hand, prior to the date hereof, open or commit to open any new stores or similar retail location or close any stores or similar retail location, unless in any case, such store opening, commitment or closing is in the ordinary course of business and involves an annual payment less than $5,000,000; provided, that any such store opening or commitment must be consistent with the Company’s capital budget provided to Parent on Section 5.1(b)(xi) of the Company Disclosure Letter;

(xxiv)          materially deviate from the ordinary course inventory and distribution management practices (by brand or by distribution channel) of the Company or any Company Subsidiary;

(xxv)          terminate, modify, or waive in any material respect any right under any material Company Permit;

(xxvi)          make any distribution or contribution with respect to cash or other assets of the Company Foundations, other than distributions not in excess of five percentage points (5%) above the minimum annual distributions (i.e., 10% in total) under the Code; or

(xxvii)          agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 5.2.          No Solicitation by the Company.

(a)          From and after the date hereof until the earlier of the Closing Date or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, the Company agrees that it shall not, and shall cause the Company’s controlled affiliates and all of its directors and officers and any of their other respective Representatives acting on their behalf not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or would reasonably be expected to lead to an Acquisition Proposal; (ii) participate in any negotiations regarding, or furnish to any person any information relating to the Company or any Company Subsidiary in connection with an Acquisition Proposal; (iii) adopt, approve, endorse or recommend, or propose to adopt, approve, endorse or recommend, any Acquisition Proposal; (iv) withdraw, change, amend or modify, or otherwise propose to withdraw, change, amend or modify, in a manner adverse to Parent, the Company Board Recommendation; (v) if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within ten (10) Business Days after the public disclosure of such Acquisition Proposal (or subsequently withdraw, change, amend, modify or qualify, in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such ten (10) Business Day period (or, if earlier, by the second (2nd) Business Day prior to the Company Shareholders Meeting); (vi) fail to include the Company Board Recommendation in the Proxy Statement; (vii) approve, or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.2) (a “Company Acquisition Agreement”); (viii) call or convene a meeting of the Company Shareholders to consider a proposal that would reasonably be expect to materially impair, prevent or delay the consummation of the Transactions; or (ix) resolve or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v), (vi) or (vii) a “Change of Recommendation”).  The Company shall, and shall cause the Company’s controlled affiliates and its directors and officers and any of their other respective Representatives acting on their behalf to, cease any activities occurring prior to the date hereof prohibited by the first sentence of this Section 5.2(a) with any persons with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal.  Promptly after the date hereof (and in any event within two (2) Business Days following the date hereof), the Company shall (A) request in writing that each person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such person or any of its Representatives and (B) terminate access to any physical or electronic data rooms relating to an acquisition of the Company or any portion thereof by such person and its Representatives.  The Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision would be reasonably likely to violate the directors’ fiduciary or statutory duties under applicable Law, the Company may, with prior written notice to Parent, waive such standstill solely in order to permit the applicable person (if it has not been solicited in violation of this Section 5.2 in any non-de minimis respect) to make, on a confidential basis to the Company Board of Directors, an Acquisition Proposal, conditioned upon such person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 5.2.  For purposes of this Section 5.2, the term “person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiary or any of its or their Representatives.  For the avoidance of doubt, any violation of the restrictions set forth in this Section 5.2 by any of the Company’s controlled affiliates or any of its directors or officers shall be a breach of this Section 5.2 by the Company.

(b)       Notwithstanding the limitations set forth in Section 5.2(a), if the Company receives, prior to the Company Shareholder Approval being obtained, an unsolicited, bona fide, written Acquisition Proposal that did not result from a non-de minimis breach of this Section 5.2, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisor (i) constitutes a Superior Proposal or (ii) would reasonably be expected to result in a Superior Proposal, then in either event the Company may take the following actions: (x) furnish nonpublic information with respect to the Company to the person making such Acquisition Proposal, if, and only if, prior to so furnishing such information, the Company receives from such person an executed Acceptable Confidentiality Agreement and the Company also provides Parent, prior to or substantially concurrently with the time such information is provided or made available to such person, any nonpublic information furnished to such other person that was not previously furnished to Parent, and (y) engage in or otherwise participate in discussions or negotiations with such person with respect to such Acquisition Proposal and its Representatives.

(c)          The Company shall promptly (and in any event within forty-eight (48) hours) notify Parent of the Company’s or any of its affiliates’ or its or their respective Representatives’ receipt of any Acquisition Proposal, any proposals or inquiries that would reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any person who has made or would reasonably be expected to make any Acquisition Proposal.  Such notice shall indicate the identity of the person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer, including unredacted copies of all written proposals or offers, including proposed agreements received by the Company or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof.  Without limiting the Company’s other obligations under this Section 5.2, the Company shall keep Parent reasonably informed on a prompt and timely basis (and in any event, within forty-eight (48) hours) of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Acquisition Proposal or potential Acquisition Proposal, including by providing unredacted copies of all written proposals or offers.  Without limiting the Company’s other obligations under this Section 5.2, the Company shall promptly provide (and in any event within twenty-four (24) hours) to Parent any material nonpublic information concerning the Company provided to any other person in connection with any Acquisition Proposal that was not previously provided to Parent.  Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.2(b).  The Company agrees that it will not, directly or indirectly, enter into any agreement with any person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.2.

(d)        Notwithstanding anything in this Section 5.2 to the contrary, but subject to Section 5.2(e), at any time prior to the Company Shareholder Approval being obtained, the Company Board of Directors may (i) make a Change of Recommendation in response to an Intervening Event if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel and financial advisor, that the failure to take such action would be reasonably likely to violate the directors’ fiduciary or statutory duties under applicable Law or (ii) make a Change of Recommendation and/or cause the Company to terminate this Agreement pursuant to and in accordance with Section 8.1(h) in order to enter into a Company Acquisition Agreement for an Acquisition Proposal received after the date of this Agreement that did not result from a non-de minimis breach of this Section 5.2 (and such Acquisition Proposal is not withdrawn) if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisor that such Acquisition Proposal constitutes a Superior Proposal, but only if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel and financial advisors, the failure to take such action would be reasonably likely to violate the directors’ fiduciary or statutory duties under applicable Law; provided that notwithstanding anything to the contrary herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been, or is concurrently, validly terminated in accordance with Section 8.1.

(e)          Prior to the Company taking any action permitted (i) under Section 5.2(d)(i), the Company shall provide Parent with three (3) Business Days’ prior written notice advising Parent that the Company Board of Directors intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such three (3) Business Day period (which period shall expire at 11:59 p.m., Eastern Time, on the third (3rd) Business Day), the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and, if at the end of such three (3) Business Day period (which period shall expire at 11:59 p.m., Eastern Time, on the third (3rd) Business Day) the Company Board of Directors again makes the determination under Section 5.2(d)(i) in good faith (after taking into account any amendments proposed by Parent) or (ii) under Section 5.2(d)(ii), the Company shall provide Parent with three (3) Business Days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Acquisition Proposal, including a copy of any proposed definitive documentation, and during such three (3) Business Day period (which period shall expire at 11:59 p.m., Eastern Time, on the third (3rd) Business Day), the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent indicates to the Company in writing that it desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such three (3) Business Day period (which period shall expire at 11:59 p.m., Eastern Time, on the third (3rd) Business Day) the Company Board of Directors again makes the determination under Section 5.2(d)(ii) (after in good faith taking into account the amendments proposed by Parent).  With respect to Section 5.2(e)(ii), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company Shareholders would receive as a result of the Superior Proposal), the Company shall notify Parent of each such amendment, revision or change in compliance with Section 5.2(c) and the applicable three (3) Business Day period shall be extended until at least two (2) Business Days after the time that Parent receives notification from the Company of each such revision, and the Company Board of Directors shall not take any such action permitted under Section 5.2(d)(ii) prior to the end of any such period (which period shall expire at 11:59 p.m., Eastern Time, on the applicable day) as so extended in accordance with the terms of this Section 5.2(e).

(f)        Nothing in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company Shareholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company Shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any legally required disclosure to the Company Shareholders with regard to an Acquisition Proposal, which actions, in the case of clauses (i) - (iii), shall not constitute or be deemed to constitute a Change of Recommendation; provided that, if any such disclosure or communication have the substantive effect of withdrawing, qualifying or modifying the Company Board Recommendation, such disclosure or communication shall constitute a Change of Recommendation unless the Company expressly reaffirms the Company Board Recommendation in such disclosure or communication.

Section 5.3.          Preparation of the Proxy Statement; Company Shareholders Meeting.

(a)          As promptly as reasonably practicable following the date of this Agreement (but in no event more than twenty (20) Business Days thereafter (provided, that Parent complies with its obligations in this Section 5.3)), the Company shall prepare the Proxy Statement in preliminary form and shall cause such Proxy Statement to be filed with the SEC.  Parent shall provide to the Company all information concerning Parent, Merger Sub, and their respective affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. The parties shall respond as promptly as practicable to any comments from the SEC or the staff of the SEC and file such other documents with the SEC as may be reasonably requested by the SEC in connection with the Proxy Statement. Each party shall notify the other party promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply the other party with copies of all correspondence between such party and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act. If at any time prior to the Company Shareholders Meeting (or any adjournment or postponement thereof) any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed by the parties with the SEC and, to the extent required by applicable Law, disseminated to the Company Shareholders.  The Company shall use reasonable best efforts to cause the commencement of the dissemination of the Proxy Statement to occur as promptly as reasonably practicable after the earlier of (i) two (2) Business Days after the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement or (ii) two (2) Business Days after (A) receiving notification that the SEC is not reviewing the preliminary Proxy Statement or (B) if the SEC has not affirmatively notified the Company by 11:59 P.M. (Eastern time) on the tenth (10th) calendar day following the filing of the preliminary Proxy Statement with the SEC, oral confirmation from the staff of the SEC that the SEC is not reviewing the preliminary Proxy Statement (it being agreed that if the Company shall not receive such notification within such 10 calendar day period, the Company shall promptly contact the staff of the SEC to request confirmation that the SEC does not intend to review the preliminary Proxy Statement). Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the shareholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith.

(b)        Subject to the earlier termination of this Agreement in accordance with Section 8.1, the Company shall (i) within five (5) days after the date of this Agreement, conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Company Shareholders Meeting and (ii) duly call, give notice of, convene and hold a meeting of the Company Shareholders for the purpose of seeking the Company Shareholder Approval (as it may be adjourned or postponed as provided below, the “Company Shareholders Meeting”) as soon as reasonably practicable and legally permitted after the date hereof (but in no event later than forty (40) days following the mailing of the Proxy Statement), and the Company shall submit such proposal to the Company Shareholders at the Company Shareholders Meeting and shall not submit any other proposal to the Company Shareholders in connection with the Company Shareholders Meeting (other than an advisory vote regarding merger-related compensation and a customary proposal regarding adjournment of the Company Shareholders Meeting or any proposal reasonably required by applicable Law in connection with the transactions contemplated by this Agreement) without the prior written consent of Parent. The Company agrees to use its reasonable best efforts to provide Parent with periodic updates (including voting reports) concerning proxy solicitation results, as reasonably requested by Parent.

(c)        Notwithstanding anything to the contrary contained in this Agreement, the Company shall not adjourn or postpone the Company Shareholders Meeting without Parent’s prior written consent; provided that without Parent’s prior written consent, the Company may adjourn or postpone the Company Shareholders Meeting (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement required by Law is provided to the shareholders of the Company within a reasonable amount of time in advance of the Company Shareholders Meeting, (ii) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum at the Company Shareholders Meeting or to obtain the Company Shareholder Approval, to allow reasonable additional time for solicitation of proxies for purposes of obtaining a quorum or the Company Shareholder Approval or (iii) if the Company otherwise reasonably determines in good faith that the Company Shareholder Approval is unlikely to be obtained or that it is otherwise advisable to do so to ensure that any information is provided to its shareholders within a reasonable amount of time in advance of the Company Shareholders’ Meeting; provided that unless agreed to in writing by Parent, any such adjournment or postponement shall be for a period of no more than ten (10) Business Days. The Company shall use its reasonable best efforts to (A) solicit from the Company Shareholders proxies in favor of the adoption of this Agreement and approval of the Transactions, including the Merger and (B) take all other action necessary or advisable to secure the Company Shareholder Approval, including, unless the Company Board of Directors has validly made a Change of Recommendation in accordance with Section 5.2, by communicating to the Company Shareholders the Company Board Recommendation and including such Company Board Recommendation in the Proxy Statement. Notwithstanding any Change of Recommendation, unless this Agreement is terminated in accordance with its terms, (x) the Company Shareholders Meeting shall be convened and this Agreement shall be submitted to the Company Shareholders for approval at the Company Shareholders Meeting, and nothing contained herein shall be deemed to relieve the Company of such obligation and (y) all other obligations of the Parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (whether or not a Superior Proposal).

(d)          Following receipt of Company Shareholder Approval, the Company shall promptly deliver notice (the “Shareholder Notice”) to each Company Shareholder who gave written objection to the Merger in accordance with Section 179(2) of the BVI Act and each Company Shareholder from whom written objection was not required in accordance with Section 179(2) of the BVI Act, which notice shall include the notice to shareholders required by Section 179 of the BVI Act of the approval of the Merger. The Company shall (i) give Parent a reasonable opportunity to review and comment on the Shareholder Notice, and (ii) consider in good faith, and incorporate therein, all comments thereon reasonably proposed by Parent.

Section 5.4.          Conduct of Business by Parent Pending the Closing.  Notwithstanding anything to the contrary set forth in this Agreement and not in limitation of any other obligations set forth herein, Parent shall, and shall cause each of the Parent Subsidiaries to, from and after the entry into this Agreement until the Effective Time, not acquire a footwear or handbag brand, directly or indirectly by merger, consolidation, acquisition of stock or assets or otherwise, any business, Person or assets from any other Person if such transaction would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any approval, consent, clearance, non-action or other similar action or inaction from any Governmental Entity required in connection with the Transactions, including the Merger, (ii) materially increase the risk of any Governmental Entity enacting, issuing, promulgating, enforcing or entering any Order (whether temporary, preliminary or permanent) that makes unlawful or materially delays the consummation of the Transactions, including the Merger, or (iii) materially increase the risk of the Parties not being able to remove any such Law described in the preceding clause (ii).

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1.          Access; Confidentiality; Notice of Certain Events.

(a)          From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, to the extent permitted by applicable Law and subject to the other provisions of this Section 6.1, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and upon reasonable advance notice to the Company’s and the Company Subsidiaries’ offices, properties, Contracts, personnel, books and records (so long as any such access does not unreasonably interfere with the Company’s business), in each case for the purpose of transition and integration planning and reviewing the performance and operations of the business, the Company and the Company Subsidiaries during such period (and not for the purpose of any actual or potential adverse Action or dispute between the parties or their affiliates) (such permitted purpose, the “Intended Purpose”), and during such period, the Company shall, and shall cause each Company Subsidiary to, furnish as promptly as practicable to Parent all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as Parent may reasonably request for the Intended Purpose.  Notwithstanding the foregoing, the Company shall not be required to provide Parent or Parent’s Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a Contract with a third party entered into prior to the date hereof or after the date hereof in the ordinary course of business (provided, however, that, at Parent’s written request, the Company shall use its reasonable best efforts to (x) obtain the required consent of such third party to such access or disclosure or (y) make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which would violate applicable Law (provided, however, that the Company shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law) or (iii) the disclosure of which would cause the loss of any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that such access or disclosure would not jeopardize attorney-client, attorney work product or other legal privilege).  Notwithstanding anything to the contrary contained in this Section 6.1(a), any document, correspondence or information or other access provided pursuant to this Section 6.1(a) may be redacted or otherwise limited to prevent disclosure of information concerning or relating to (A) the valuation of the Company, consideration or valuation of the Merger, (B) any Acquisition Proposal, Superior Proposal or Change of Recommendation, each subject to their respective obligations under Section 5.2 or (C) any other similarly confidential information, or any competitively sensitive information.  All access pursuant to this Section 6.1(a) shall be (x) coordinated through the General Counsel of the Company or a designee thereof and (y) subject to the Company’s reasonable security measures and insurance requirements.  Access pursuant to this Section 6.1(a) shall not include the right to perform invasive testing or environmental sampling of any kind, without the prior written consent of the Company.

(b)          Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c)          The Company shall give prompt notice to Parent, and Parent shall give prompt written notice to the Company (subject to Section 6.2(b)) (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement and the Transactions, including the Merger, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger, and (ii) of any legal proceeding commenced or, to such Party’s Knowledge, threatened against such Party or any of its Subsidiaries, affiliates, directors or officers or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, affiliates, directors or officers, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement.

Section 6.2.          Efforts.

(a)        Subject to the terms and conditions of this Agreement, Parent (and the Parent Subsidiaries) and the Company (and the Company Subsidiaries) shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including the Merger, as soon as practicable after the date hereof (and in any event by the Outside Date), including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as reasonably practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable (and in any event by the Outside Date) all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions, including the Merger, and (ii) taking all steps as may be necessary, subject to the limitations in this Section 6.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each Party, as applicable, agrees to (x) make, or cause to be made, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable, and in any event within fifteen (15) Business Days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as reasonably practicable (and in any event by the Outside Date) and (y) make all other necessary filings under any applicable Regulatory Law as promptly as reasonably practicable, and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested under any Regulatory Laws. Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub or any of their respective Subsidiaries shall be required to, and the Company may not, and not permit any Company Subsidiary to, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, take or commit to take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Company, Parent, Merger Sub or any Subsidiary of any of the foregoing or (B) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Company, Parent, Merger Sub or any Subsidiary of any of the foregoing (unless, within such clause (B), such restriction, requirement or limitation shall have no material impact on the Company, the Surviving Company, Parent, Merger Sub or any Subsidiary of any of the foregoing or the Transactions); provided that if requested by Parent, the Company or its Subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company or the Company Subsidiaries in the event the Closing occurs. Further, if any Action, including any proceeding by a private party, is instituted (or threatened) challenging or seeking to restrain, prohibit or place conditions on the consummation of the Transactions, including the Merger, or the ownership or operation by Parent, the Company or any of their respective Subsidiaries of all or any portion of their respective businesses as presently conducted and as currently proposed to be conducted, Parent (and the Parent Subsidiaries) and the Company (and the Company Subsidiaries) shall use their reasonable best efforts to defend or contest, including through litigation or other means, any objection to, or Actions challenging, the consummation of the Transactions, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions, including the Merger.

(b)          Each of Parent and the Company shall, in connection with and without limiting the efforts referenced in Section 6.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations for the Transactions under the HSR Act or any other Regulatory Law, (i) cooperate in all respects, including by furnishing to the other as promptly as practicable information and assistance as the other may reasonably request, and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other Party, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any in-person meeting, telephone call or other meeting or conference (whether by video or otherwise) with, the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent not prohibited by the DOJ, the FTC or other applicable Governmental Entity or other Person, give the other Party the reasonable opportunity to attend and participate thereat; provided, however, that materials required to be provided pursuant to the foregoing clauses (i) - (iii) may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.2(b) as “Outside Counsel Only Material” which such material and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent on the one hand or the Company on the other) or its legal counsel.  Notwithstanding anything in this Agreement to the contrary, Parent shall be entitled to lead the strategy and course of action for seeking and obtaining all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations for the Transactions under the HSR Act or any other Regulatory Law, including but not limited to directing and unilaterally determining (i) any decision to pull and refile any Governmental Filing or voluntarily extend any waiting period or review period under the HSR Act or any other applicable Regulatory Law and (ii) any decision to enter into, and the contents of, any agreement (including a timing agreement) with any Governmental Entity to delay and not to consummate the Transactions, provided, that (x) at the time of entry into any timing or similar agreement, the term thereof would not reasonably be expected to extend beyond such time as would allow the parties sufficient time to consummate the Closing prior to the Outside Date and (y) in doing so it must act reasonably and must consider in good faith the views of the Company.

(c)          In connection with and without limiting the foregoing, in the event that Parent requests the Company to do so, the Company shall give any notices to third parties required under Contracts, and the Company shall use, and cause each of the Company Subsidiaries to use, its reasonable best efforts to obtain any third party consents to any Contracts that are necessary to consummate the Transactions, including the Merger.  Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), or amend or modify any Contract, to obtain such third party consents (except, in the case of the Company, if requested by Parent and either (i) reimbursed or indemnified for by Parent or (ii) subject to the occurrence of the Closing).

Section 6.3.          Publicity.  From and after the date hereof until the earlier of the Closing or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company and Parent shall be permitted to issue press releases or make public announcements or disclosure (i) with respect to any Acquisition Proposal or from and after a Change of Recommendation, subject to the obligations of the Company set forth in Section 5.2, or (ii) with respect to any litigation between the Parties relating to this Agreement; provided, further, that each Party and their respective Subsidiaries and Representatives may make statements that are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.3 or make statements regarding the actual or expected financial impact (including earnings guidance) of this Agreement or the Transactions on such Party.

Section 6.4.          D&O Insurance and Indemnification.

(a)        For six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Company to, indemnify and hold harmless each past and present director, officer and employee of the Company or any Company Subsidiary and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company or any Company Subsidiary (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law and the Company Governing Documents; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Person serving as an officer, director, employee or other fiduciary of the Company or any Company Subsidiary or of any other Person, to the fullest extent permitted by applicable Law and the Company Governing Documents or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such Person in existence on the date of this Agreement.  The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the Company’s or the Company Subsidiaries’ respective certificate of incorporation, certificate(s) of change of name (if any), certificate(s) of merger (if any), memorandum and articles of association or bylaws (or comparable organizational documents) or in any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement shall survive the Transactions, including the Merger, and shall continue in full force and effect in accordance with the terms thereof.  Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Company on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 6.4, the provisions of this Section 6.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b)          For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and (ii) any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions).

(c)         At or prior to the Effective Time, the Company shall purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase only as much coverage as reasonably practicable for the Base Amount.  The Company shall in good faith consult with Parent prior to the Closing with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

(d)          In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.4.  The rights and obligations under this Section 6.4 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party.  The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section 6.4, each of whom may enforce the provisions thereof.  Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.4.  The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Parties have under any organizational documents of the Company or any Company Subsidiary.

Section 6.5.           Takeover Statutes.  The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.  No Change of Recommendation shall change, or be deemed to change, or permit the Company or the Company Board of Directors to change, in any manner or respect, the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to the Merger or any of the other Transactions.

Section 6.6.         Obligations of Merger Sub and Parent.  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.  For the avoidance of doubt, any violation of the obligations of Merger Sub under this Agreement shall also be deemed to be a breach of this Agreement by Parent.  Immediately after the execution of this Agreement, Parent shall deliver to the Company evidence of the adoption of this Agreement by Parent, in its capacity as the sole shareholder of Merger Sub, and the consent effecting such adoption shall not be modified or withdrawn after the entry into this Agreement.

Section 6.7.          Employee Matters.

(a)          Effective as of the Effective Time and for a period of twelve (12) months thereafter (the “Continuation Period”), Parent shall provide or shall cause to be provided to each employee of the Company and Company Subsidiary who continues to be employed by Parent or any Subsidiary thereof (the “Continuing Employees”), (i) a base salary or hourly wage rate and short-term (annual or more frequent) cash bonus or commission opportunities that are no less favorable in the aggregate than the base salary or hourly wage rate and short-term (annual or more frequent) cash bonus or commission opportunities, as applicable, as provided to such Continuing Employee immediately prior to the Effective Time, provided that during the Continuation Period, Parent shall provide or shall cause to be provided to such Continuing Employee a base salary or hourly wage rate, as applicable, that is no less favorable than that provided to such Continuing Employee immediately prior to the Effective Time, (ii) long-term incentive compensation opportunities that are no less favorable than the long-term incentive compensation opportunities provided to such Continuing Employee immediately prior to the Effective Time, provided that in lieu of equity or equity-based compensation, Parent may elect to substitute cash incentive compensation of equivalent value, and (iii) benefits (excluding retention, change in control, defined benefit pension and post-retirement welfare payments or benefits) that are no less favorable in the aggregate to such Continuing Employee than those provided to similarly situated employees of Parent or the Parent Subsidiaries, provided that providing for such Continuing Employee to continue to participate in Company Benefit Plans as in effect immediately prior to the Effective Time shall satisfy this clause (iii) (it being understood that participation in the Parent benefit plans may commence at different times with respect to each Parent benefit plan as determined by Parent in its sole discretion), and provided further that during the Continuation Period, the medical, dental, vision and other health benefits provided to such Continuing Employee shall be no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Effective Time.  In addition, Parent shall, and shall cause the Company and the Company Subsidiaries to, provide to each Continuing Employee who is terminated by Parent, the Company or any Company Subsidiary other than for cause during the Continuation Period the severance payments and benefits as set forth on Section 6.7(a) of the Company Disclosure Letter, taking into account the Continuing Employee’s service prior the Effective Time in accordance with Section 6.7(e) and after the Effective Time through the date of termination and without giving effect to any reductions in compensation occurring at or after the Effective Time.

(b)          Parent shall, or shall cause the Company and the Company Subsidiaries to, honor all Company Benefit Plans (including all severance, change of control and similar plans and agreements) to Continuing Employees in accordance with their terms as in effect immediately prior to the Effective Time.  Without limiting the generality of the foregoing, Parent shall, and shall cause the Company and the Company Subsidiaries to, honor the Company’s retention program providing for retention payments to certain individuals set forth on Section 6.7(b) of the Company Disclosure Letter in connection with the provision of services relating to the Merger to such individuals and on the terms as set forth on Section 6.7(b) of the Company Disclosure Letter (the “Retention Program”). Following the Effective Time, Parent, the Company or one of the Company Subsidiaries shall pay or cause to be paid such retention payments pursuant to the terms of the Retention Program.

(c)         Parent agrees to, and agrees to cause the Company and the Company Subsidiaries to, pay bonuses to Continuing Employees under the Company’s annual incentive plan in respect of the fiscal year in which the Effective Time occurs in an amount equal to the annual incentive award earned by such Continuing Employee based on the actual level of performance for the applicable fiscal year through the latest practicable date prior to the Effective Time as determined by the Compensation and Talent Committee of the Company Board of Directors in good faith and consistent with such annual incentive plan, as multiplied by a fraction, the numerator of which is the number of days elapsed during the applicable fiscal year through and including the date of the Effective Time and the denominator of which is the total number of days in the fiscal year in which the Effective Time occurs (the “Prorated Annual Bonuses”).  The Prorated Annual Bonuses shall be paid by Parent, the Company or the Company Subsidiaries at the time or times that the Prorated Annual Bonuses would normally be paid by the Company and the Company Subsidiaries, subject to such Continuing Employee’s continued employment through the date that Prorated Annual Bonuses are paid; provided, however, that any Continuing Employee whose employment is terminated on or following the Closing Date and prior to the Prorated Annual Bonus payment date under circumstances that entitle such employee to severance and/or equity award vesting shall be entitled to receive his or her Prorated Annual Bonus, payable as soon as reasonably practicable following the date of such termination of employment.

(d)          Notwithstanding anything in this Agreement to the contrary, with respect to any Continuing Employees who are covered by a collective bargaining agreement or other agreement with a Union, Parent’s obligations under this Section 6.7 shall be in addition to, and not in contravention of, any obligations under the applicable collective bargaining agreement or Union agreement or applicable Law.

(e)        For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and the Parent Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar or comparable Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits for the same period of service or with respect to benefit accrual under any defined benefit pension plan.  For purposes of each New Plan providing health or welfare benefits to any Continuing Employee, Parent or its applicable Subsidiary shall (i) waive or cause all preexisting condition exclusions or limitations and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent that such exclusions or limitations and waiting periods would not apply under a similar or comparable Company Benefit Plan in which such employee participated prior to the Effective Time, and (ii) use reasonable best efforts to cause such Continuing Employee to be given credit under such New Plan for all amounts paid by such Continuing Employee under any similar or comparable Company Benefit Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent or any Parent Subsidiary, as applicable, for the plan year in which the Effective Time occurs.

(f)          If, at least thirty (30) Business Days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate its 401(k) plan(s), the Company shall terminate any and all 401(k) plans effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”).  In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company’s Board of Directors at least two (2) Business Days prior to the day on which the Effective Time occurs; provided that, prior to terminating the Company’s 401(k) plan, the Company shall provide Parent with the form and substance of any applicable resolutions or amendments for review and comment and the Company shall consider in good faith any comments promptly received from Parent.  If the Company 401(k) plan is terminated pursuant to this Section 6.7(f), then on the Closing Date (such that there is no gap in 401(k) plan participation), Parent shall permit all Continuing Employees who were eligible to participate in any of the Company’s 401(k) plan(s) immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from the terminated Company 401(k) plan(s), including any outstanding participant loans, to Parent’s 401(k) plan.

(g)          Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee.  Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.7 or otherwise in this Agreement shall (i) be deemed or construed to be an amendment, termination, adoption or other modification of any Company Benefit Plan or employee benefit plan of Parent, Merger Sub or any affiliate thereof, (ii) alter or limit the ability of Parent to amend, modify or terminate any Company Benefit Plan or any other benefit plan, program, agreement or arrangement, or (iii) create any third party rights in any current or former employee or other service provider (or any beneficiaries or dependents thereof) of Parent, the Company or its affiliates.

Section 6.8.          Rule 16b-3.  Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9.          Shareholder Litigation.  The Company shall provide Parent prompt notice (and in any event within forty-eight (48) hours of the Company having Knowledge of any such litigation) of any litigation brought by any shareholder of the Company or purported shareholder of the Company against the Company, any of the Company Subsidiaries and/or any of their respective directors or officers relating to the Merger or any of the other Transactions or this Agreement, and shall keep Parent informed on a prompt (and in any event within forty-eight (48) hours of any development or update) and timely basis with respect to the status thereof.  The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation (provided, that the Company shall in any event control such defense and/or settlement), and no such settlement shall be agreed without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.9 and Section 5.1 or Section 6.2, the provisions of this Section 6.9 shall control.

Section 6.10.      Delisting.  Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions reasonably necessary to delist the Company Ordinary Shares from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until at or after the Effective Time.

Section 6.11.        Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.  The Company shall use its reasonable best efforts to: (a) cause to be delivered to Parent resignations executed by each director of the Company Foundations in office as of immediately prior to the Effective Time and effective upon the Effective Time, and (b) take such actions as reasonably requested by Parent to appoint the individuals designated in writing by Parent to the board of directors of the Company Foundations with effect upon the Effective Time.

Section 6.12.        Financing.

(a)         Parent shall, and shall cause each Parent Subsidiary to, use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary or advisable to obtain funds sufficient to fund the Financing Amounts on or prior to the date on which the Merger is required to be consummated pursuant to the terms hereof, which may include the issuance and sale of senior unsecured notes and/or the entry into a committed term loan facility (any such (1) notes that have been funded and are not subject to an escrow arrangement, (2) notes that are subject to an escrow agreement, which shall have conditions to funding not less favorable than those set forth in the Debt Commitment Letter as of the date hereof and (3) committed term loan facility, which shall have conditions to funding not less favorable than those set forth in the Debt Commitment Letter as of the date hereof, collectively, the “Replacement Financing”)).  In furtherance and not in limitation of the foregoing, Parent shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary or advisable to obtain the proceeds of the Debt Financing on the terms and subject only to the conditions described in the Debt Commitment Letter on or prior to the date on which the Merger is required to be consummated pursuant to the terms hereof, including by (i) maintaining in effect the Debt Commitment Letter, (ii) negotiating and entering into definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter (including, as necessary, the “flex” provisions contained in any related fee letter) or with other terms agreed by Parent and the Financing Parties provided that the conditions to the consummation thereof are not more onerous than the conditions set forth in the Debt Commitment Letter as of the date hereof, without any Prohibited Modification, (iii) satisfying (or obtaining the waiver of) on a timely basis all conditions in the Debt Commitment Letter and the Definitive Agreements that are in Parent's of any Parent Subsidiary’s control and complying with its obligations thereunder and (iv) enforcing its rights under the Debt Commitment Letter.  Parent shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts under the Debt Commitment Letter and Definitive Agreements.

(b)       Parent or any Parent Subsidiary may (i) amend, modify, replace, assign or agree to any waiver under the Debt Commitment Letter or any Definitive Agreements without the prior written approval of the Company, provided, that neither Parent nor any Parent Subsidiary shall, without the prior written consent of the Company (except if Parent has available sufficient cash on hand or cash from other funding sources pursuant to a Replacement Financing to fund the Financing Amounts) permit, consent to or agree to any amendment, replacement, supplement or modification to, or any waiver of, any provision or remedy under, the Debt Commitment Letter or the Definitive Agreements if such amendment, replacement, supplement, modification, waiver or remedy (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Debt Financing, (B) reduces the aggregate principal amount of the Debt Financing unless the aggregate amount of the Debt Financing following such reduction, together with cash on hand and cash available to Parent pursuant to a Replacement Financing, is sufficient to consummate the Merger and pay the other Financing Amounts (it being understood that any mandatory commitment reduction due to obtaining net proceeds of a debt or equity issuance, entry into a limited condition bank loan or obtaining net proceeds of certain asset sales in accordance with the terms of such Debt Commitment Letter (a “Replacement Financing Reduction”) shall be permitted), (C) adversely affects the ability of Parent to enforce its rights against other parties to the Debt Commitment Letter or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified or (D) would otherwise reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement (the effects described in clauses (A) through (D), collectively, the “Prohibited Modifications”); provided, that notwithstanding the foregoing, Parent or any Parent Subsidiary may modify, supplement or amend the Debt Commitment Letter to (1) add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement and (2) implement or exercise any “market flex” provisions contained in the Debt Commitment Letter or (ii) terminate the Debt Commitment Letter or any Definitive Agreement only if it has obtained Replacement Financing with net proceeds that, together with cash on hand, is sufficient to pay the Financing Amounts. In the event that new commitment letters and/or fee letters are entered into in accordance with any amendment, replacement, supplement, termination or other modification of the Debt Commitment Letter permitted pursuant to this Section 6.12, such new commitment letters and/or fee letters shall be deemed to be the “Debt Commitment Letter” for all purposes of this Agreement and references to “Debt Financing” herein shall include and mean the financing contemplated by the Debt Commitment Letter as so amended, replaced, supplemented or otherwise modified, as applicable.  Parent shall promptly deliver to the Company copies of any amendment, replacement, supplement, termination, modification, waiver or replacement of the Debt Commitment Letter and/or any Definitive Agreement.

(c)          In the event that any portion of the Debt Financing becomes unavailable (other than in connection with a Replacement Financing Reduction), Parent shall (i) promptly as practicable notify the Company in writing of such unavailability and the reason therefor and (ii) unless Parent has available sufficient cash on hand or cash from other funding sources pursuant to a Replacement Financing to fund the Financing Amounts, use reasonable best efforts, and cause each Parent Subsidiary to use their reasonable best efforts, to arrange and obtain, as reasonably promptly as practicable following the occurrence of such event, alternative financing (on terms and conditions that are not materially less favorable to Parent and/or any Parent Subsidiary, taken as a whole, than the terms and conditions as set forth in the Debt Commitment Letter, taking into account any “market flex” provisions thereof) for any such unavailable portion from the same or alternative sources (the “Alternative Financing”) in an amount sufficient, when taken together with the available portion of the Debt Financing, to consummate the transactions contemplated by this Agreement and to pay the Financing Amounts and, without limiting the foregoing, shall use reasonable best efforts to cause such Alternative Financing to not include any Prohibited Modifications or conditions to the consummation thereof that are more onerous than those set forth in Debt Commitment Letter as of the date hereof.  Promptly after obtaining knowledge thereof, Parent shall provide the Company with written notice of any actual or threatened breach, default, cancellation, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Agreement and a copy of any written notice or other written communication from any Lender or other financing source with respect to any actual or threatened breach, default, cancellation, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Agreement of any provision thereof.  Parent shall keep the Company reasonably informed on a timely basis of the status of its efforts to consummate the Debt Financing, including any Alternative Financing.

(d)        Notwithstanding the foregoing, compliance by Parent with this Section 6.12(d) (or any other provision of this Agreement) shall not relieve Parent of its obligations to consummate the transactions contemplated by this Agreement whether or not the Debt Financing or any Alternative Financing is available.  To the extent Parent obtains Alternative Financing or amends, replaces, supplements, terminates, modifies or waives any of the Debt Financing, in each case pursuant to this Section 6.12 and without any Prohibited Modification, references to the “Debt Financing,” “Debt Commitment Letters” and “Definitive Agreements” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, the commitments thereunder and the agreements with respect thereto, or the Debt Financing as so amended, replaced, supplemented, terminated, modified or waived.

Section 6.13.        Financing Cooperation.

(a)         Prior to the Effective Time, the Company shall use its reasonable best efforts, and shall cause the Company Subsidiaries to use their reasonable best efforts, and shall use its reasonable best efforts, to cause its and their respective Representatives to, provide all customary cooperation and all customary financial information, in each case that is reasonably requested by Parent in connection with any financing, including the Debt Financing, obtained or to be obtained by Parent for the purpose of financing the Transactions or any transaction undertaken in connection therewith (it being understood that the receipt of any such financing is not a condition to the Merger), including by using reasonable best efforts to:

(i)          furnish, or cause to be furnished, to Parent (x) audited consolidated balance sheets and related consolidated statements of operations and comprehensive income (loss), consolidated statements of shareholders’ equity and consolidated statements of cash flows for the Company for each of the three (3) most recently completed fiscal years of the Company ended at least sixty (60) days prior to the Closing Date prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year (which Parent hereby acknowledges receiving for the three (3) fiscal years ended March 27, 2021, April 2, 2022 and April 1, 2023) and (y) unaudited consolidated balance sheets and related consolidated statements of operations and comprehensive income (loss), consolidated statements of shareholders’ equity and consolidated statements of cash flows (in each case, subject to normal year-end adjustments and absence of footnotes) for each subsequent fiscal quarter ended on a date that is at least forty (40) days before the Closing Date;

(ii)          cause the Company’s and the Company Subsidiaries’ independent accountants, as reasonably requested by Parent, to (a) consent to the use of their audit reports on the financial statements of the Company and the Company Subsidiaries in any materials relating to, or any filings made with the SEC related to, such financing, (b) provide, consistent with customary practice, “comfort letters,” including customary “negative assurances” (including drafts thereof which such accountants are prepared to issue at the time of pricing and at closing of any offering or placement of the Debt Financing) necessary and reasonably requested by Parent in connection with any debt capital markets transaction comprising a part of such financing, and (c) participate in reasonable and customary due diligence sessions, which sessions shall be telephonic or held by videoconference and held at reasonable and mutually agreeable times;

(iii)          assist Parent in (including by providing information relating to the Company and the Company Subsidiaries reasonably required and requested by Parent in connection with) its preparation of rating agency presentations, road show materials, bank information memoranda, projections, prospectuses, bank syndication materials, credit agreements, offering memoranda, private placement memoranda, definitive financing documents (as well as customary certificates and “backup” support) and similar or related documents to be prepared by Parent in connection with such financings, and which may incorporate by reference periodic and current reports filed by the Company with the SEC, including any historical financial information of the Company and the Company Subsidiaries required for the preparation by Parent of customary pro forma financial information and pro forma financial statements to the extent required by Regulation S-X under the Securities Act or any other accounting rules and regulations of the SEC, and/or in connection with such financing (it being agreed that the Company need only assist in the preparation thereof but shall not be required to (x) prepare independently any pro forma financial statements or (y) provide any information or assistance relating to (A) the proposed aggregate amount of debt financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt, (B) any post-Closing or pro forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with such financing or (C) any financial information related to Parent or any Parent Subsidiaries);

(iv)          cooperate with customary marketing efforts of Parent for such financing, including using reasonable best efforts to cause its management team, with appropriate seniority and expertise, to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions, and sessions with rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times, which sessions meetings, presentations, road shows and sessions shall be telephonic or held by video conference;

(v)          deliver to Parent, no later than four (4) Business Days prior to the Closing Date, any materials and documentation about the Company and the Company Subsidiaries required under applicable “know your customer” and anti-money laundering Laws (including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001), to the extent requested by Parent no less than nine (9) Business Days prior to the Closing Date;

(vi)          inform Parent promptly in writing if the Company (A) concludes that any previously issued financial statement of the Company or any of Subsidiaries included in any materials with respect to such financing should no longer be relied upon as per Item 4.02 of Form 8-K under the Exchange Act or (B) shall have determined a restatement of any of the Company’s or the Company Subsidiaries’ financial statements is required or reasonably likely;

(vii)          cooperate with respect to the provision of guarantees required by such financing, including by executing and delivering definitive documents related thereto, it being understood that the effectiveness of any such guarantees shall be conditioned upon the occurrence of the Closing; and

(viii)          provide customary authorization letters to the Financing Parties authorizing the distribution of information to prospective lenders or investors and containing a representation that the public side versions of such documents, if any, do not include material non-public information about the Company or the Company Subsidiaries (only to the extent such authorization letters contain customary disclaimers for the Company, its affiliates and their respective Representatives with respect to responsibility for the use or misuse of the contents thereof), provided that the Company is afforded adequate time to review such authorization letters and related materials;

provided, however, that (a) no such cooperation shall be required under this Section 6.13 or Section 6.14(b) to the extent it would (i) unreasonably disrupt the conduct of the Company’s business, (ii) require the Company or the Company Subsidiaries to incur any fees, expenses or other liability prior to the Effective Time for which it is not promptly reimbursed or simultaneously indemnified, (iii) be reasonably expected to cause any director, officer or employee of the Company or any Company Subsidiary to incur any personal liability, (iv) require the Company to waive or amend any terms of this Agreement, (v) require the Company or any Company Subsidiary to provide any information that is prohibited or restricted by applicable Law or is legally privileged (provided, however, that the Company shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of Law or to allow for such access or disclosure to the maximum extent that does not result in a loss of such legal privilege), (vi) require the Company or any Company Subsidiary or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of such financing or enter into, execute or deliver any certificate, document, instrument or agreement (other than the authorization letters referred to in Section 6.13(a)(viii) above, customary representation letters required in connection with the provision of any “comfort letters” in accordance with Section 6.13(a)(i) above and any supplemental indenture related to a consent solicitation pursuant to Section 6.14(b) in which the changes do not become effective until Closing) or agree to any change or modification of any existing certificate, document, instrument or agreement, (vii) cause any representation or warranty in this Agreement to be breached by the Company or any of the Company Subsidiaries, (viii) conflict with the organizational documents of the Company or any Company Subsidiary or any Laws, (ix) reasonably be expected to result in a material violation or material breach of, or a default (with or without notice, lapse of time, or both) under, any material Contract to which the Company or any of the Company Subsidiaries is a party, (x) require the delivery of any opinion of counsel, or (xi) require the Company or any Company Subsidiary to prepare any financial statements or information that cannot be produced or provided without unreasonable cost or expense and are not prepared in the ordinary course of its financial reporting practice. Nothing contained in this Section 6.13 or otherwise shall require the Company or any Company Subsidiary, prior to the Effective Time, to be an issuer or other obligor with respect to such financing.  Parent shall, promptly upon request by the Company, reimburse the Company or any Company Subsidiary for all reasonable and documented out-of-pocket costs incurred by them or their respective representatives in connection with such cooperation and shall reimburse, indemnify and hold harmless the Company and Company Subsidiaries and their respective representatives from and against any and all losses actually suffered or incurred by them in connection with the arrangement of such financing, any action taken by them at the request of Parent or its representatives pursuant to this Section 6.13 and Section 6.14 and any information used in connection therewith, except to the extent resulting from the gross negligence, fraud or willful misconduct of the Company or any Company Subsidiary or any of its their respective representatives, arising from incorrect or misleading information provided by the Company or any Company Subsidiary or any of its their respective representatives.

(b)          The Company hereby consents to use of all of its and the Company Subsidiaries’ logos in connection with any financing (subject to the Company having a reasonable opportunity for advance review of and consultation with respect to such use); provided that such logos are used solely in a manner that is reasonable and customary for such purposes and solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or the Company Subsidiaries or the Company’s or the Company Subsidiaries’ reputation or goodwill.

(c)          In no event shall the receipt or availability of any funds or financing (including the Debt Financing) by Parent any of its affiliates or any other financing or other transactions be a condition to any of Parent’s obligations under this Agreement.  Notwithstanding anything to the contrary in this Agreement, the Company’s breach of any of the covenants required to be performed by it under this Section 6.13 shall not be considered in determining the satisfaction of the condition set forth in Section 7.2(b), unless such breach is the primary cause of Parent being unable to obtain the proceeds of any financing at the Closing.

(d)          All non-public or otherwise confidential information regarding the Company or any of the Company Subsidiaries obtained by Parent, the Parent Subsidiaries or any of their respective Representatives pursuant to this Section 6.13 shall be kept confidential in accordance with the Confidentiality Agreement; provided that such information may be disclosed (i) on a confidential basis to prospective lenders, underwriters, initial purchasers, placement agents, dealer managers, solicitation agents, information agents and depositary or other agents during syndication and marketing of the financing subject to such entities entering into confidentiality obligations with Parent on terms similar to those in the Confidentiality Agreement and (ii) on a confidential basis to rating agencies.

Section 6.14.          Treatment of Company Indebtedness.

(a)          The Company shall use reasonable best efforts (and shall cause the Company Subsidiaries to use their reasonable best efforts) deliver all notices and take all other actions required to facilitate at or prior to the Effective Time the termination of all commitments outstanding under the Company Credit Facilities, the repayment in full of all obligations outstanding thereunder, the release of all Liens securing such obligations and the release of all guarantees in connection therewith.  In furtherance and not in limitation of the foregoing, the Company shall use its reasonable best efforts, and shall cause the Company Subsidiaries to use their reasonable best efforts, to deliver to Parent least five (5) days prior to the Closing Date, a draft payoff letter and deliver to Parent at least two (2) Business Days prior to the Closing Date, an executed payoff letter, in each case with respect to each Company Credit Facility (the “Payoff Letter”) in form and substance customary for transactions of this type, from the agent on behalf of the Persons to whom such Indebtedness is owed, which Payoff Letter shall, among other things, include the payoff amount and provide that all guarantees in connection therewith shall, upon the payment of the amount set forth in the Payoff Letter at or prior to the Effective Time, be released and terminated. The Company shall use its reasonable best efforts to include in the Payoff Letter any proposed changes thereto that Parent reasonably requests.

(b)          Prior to the Closing Date, Parent shall consult with the Company in good faith with respect to any plans for Parent to (i) commence a tender offer, exchange offer and/or consent solicitation or change of control offer for any of the Company Notes prior to the Closing Date, the settlement of which, in each case, will be contingent on the Closing or (ii) redeem or satisfy and discharge any Company Notes, as of the Effective Time. To the extent reasonably requested by Parent, the Company shall provide reasonable and customary assistance, at Parent’s sole cost and expense, in connection therewith, including using reasonable best efforts to (i) take any actions reasonably necessary or appropriate to be taken to issue conditional redemption notices and/or conditional notices of offers to purchase the Company Notes, the redemption or repurchase of which closes at or following the Effective Time, or other documents necessary to commence a tender offer, exchange offer and/or consent solicitation or change of control offer, as the case may be, for the Company Notes and (ii) cause the applicable trustee to proceed with a tender offer, exchange offer and/or consent solicitation or change of control offer, as the case may be, for the Company Notes, and take any such action as is reasonably necessary to cause the applicable trustee and/or other applicable agent to send the notices of offers to purchase and/or redemption, consent solicitation statement and/or other documents necessary to commence such a transaction, to the holders of the Company Notes on or prior to the Closing Date, as applicable. Parent shall draft all documentation related to any tender offer, exchange offer and/or consent solicitation and shall provide advanced review and consultation to the Company and give reasonable consideration to the comments raised by the Company and its counsel.  Notwithstanding the foregoing, the Company shall not be required to give a notice of redemption that is not conditional on Closing.

Section 6.15.        Integration and Tax Matters.

(a)       The Company (i) shall use commercially reasonable efforts to consult with Parent with respect to, and keep Parent reasonably apprised of, (A) any reorganizations of the corporate structure of the Company and the Company Subsidiaries or (B) any reorganizations, restructurings, transactions or other actions by or among the Company and the Subsidiaries which have a substantial or principal objective relating to Tax planning, including in respect of OECD Pillar Two, in the case of each of clauses (A) and (B), (I) which have a material Tax impact, but (II) excluding (x) any items set forth in Section 5.1 of the Company Disclosure Letter and (y) any actions consistent with past practice and in the ordinary course of the Tax compliance function of the Company and its Subsidiaries (collectively, “Tax Actions”), (ii) shall consider in good faith any comments from Parent in respect of such Tax Actions, and (iii) if Parent reasonably objects to any such Tax Action on the basis that such Tax Action would materially increase the Tax liability of Parent, the Company, or their respective Subsidiaries after the Closing (or materially increase the risk of any material Tax liability of Parent, the Company and their respective Subsidiaries, including as a result of a Tax audit, claim, or other proceeding after the Closing with respect to any taxable period (or portion thereof) ending on or before the Closing Date), shall not, and shall cause each Company Subsidiary not to, consummate such Tax Action unless the Company has received an opinion from a “Big-4” accounting firm or other nationally recognized accounting firm concluding that there is at least “more likely than not-level” support for the reporting position(s) with respect to such Tax Action.

(b)          Upon the written request of Parent and at Parent’s sole cost and expense, the Company shall consider in good faith any reasonable request by Parent that the Company and the Company Subsidiaries make Tax elections, implement restructuring transactions, or otherwise take actions, in each case, prior to the Closing, in furtherance of Parent’s integration and Tax planning with respect to the Company and the Company Subsidiaries; provided, for the avoidance of doubt, the Company shall not be required to make any Tax election, implement any restructuring transaction, or otherwise take any action pursuant to this Section 6.15(b) that the Company determines, in its discretion, exercised in good faith, not to make, implement, or take.

(c)          At or prior to the Closing, upon the written request of Parent received by the Company at least ten (10) Business Days prior to the Closing, with respect to any Company Subsidiary that is classified as a domestic C corporation for U.S. federal income tax purposes, to the extent the Company is legally able to do so, the Company shall deliver to Parent a certification from such Company Subsidiary pursuant to Treasury Regulations Section 1.1445-2(c) signed by a responsible corporate officer, together with a signed notice as contemplated by Treasury Regulations Section 1.897-2(h).

Section 6.16.          BVI Registered Agent. On or prior to the Closing, the Company and Parent shall reasonably cooperate to obtain evidence that the registered agent of the Company in the British Virgin Islands will recognize the authority of Parent to give instructions in relation to the Surviving Company with effect from the Effective Time, including for the purposes of updating the corporate records of the Company to reflect the Merger, the changes to the Company Board of Directors contemplated by Section 1.6 and (if so required by Parent) register the amended and restated memorandum and articles of association of the Company with the Registrar.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1.          Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each Party to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a)          Company Shareholder Approval.  The Company shall have obtained the Company Shareholder Approval.

(b)          Government Consents.  (i) The waiting period (or extensions thereof) under the HSR Act relating to the Transactions shall have expired or been terminated and (ii) all applicable filings, registrations, waiting periods (or extensions thereof) and approvals under each other applicable Regulatory Laws relating to the Transactions that is set forth on Section 7.1(b) of the Company Disclosure Letter shall have been made, expired, terminated or obtained, as the case may be.

(c)          No Legal Prohibition.  No Governmental Entity of competent jurisdiction in any of the jurisdictions set forth on Section 7.1(c) of the Company Disclosure Letter shall have, after the entry into this Agreement, (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent), and (iii) there shall be no timing agreement with a Governmental Entity entered into in accordance with Section 6.2(b) that is in effect as of immediately prior to the Effective Time, in each case of clauses (i) – (iii), which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger.

Section 7.2.          Conditions to Obligations of Parent. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent and Merger Sub, as the case may be, to the extent permitted by applicable Law:

(a)          Representations and Warranties.  (A) The representations and warranties of the Company set forth in Section 3.1(a) (Qualification, Organization, etc.), Section 3.1(b) (Qualification, Organization, etc.), Section 3.2(c) (Capitalization) (other than the first sentence thereof), Section 3.3 (Corporate Authority), Section 3.22 (Opinion of Financial Advisor), Section 3.23 (State Takeover Statues; Anti-Takeover Laws) and Section 3.25 (Finders and Brokers) (in each case, without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct in all material respects as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (B) the representations and warranties of the Company set forth in Section 3.8(a) (Absence of Certain Changes) shall be true and correct in all respects as of the Closing as though made as of the Closing; (C) the representations and warranties of the Company set forth in Section 3.2(a) (Capitalization) and the first sentence of Section 3.2(c) (Capitalization) shall be true and correct other than for de minimis inaccuracies as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); and (D) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (D), where any failure of any such representation or warranty to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)         Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the Agreement at or prior to the Closing.

(c)          No Company Material Adverse Effect.  A Company Material Adverse Effect shall not have occurred on or after the date of the Agreement.

(d)          Company Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer or chief financial officer of the Company, on behalf of the Company, certifying that each of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) has been satisfied.

Section 7.3.          Conditions to Obligations of the Company.  The obligations of the Company to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a)          Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.1 (Qualification, Organization, etc.), Section 4.2 (Corporate Authority) and Section 4.7 (Finders and Brokers) (in each case, without giving effect to any qualification as to materiality contained therein) shall be true and correct in all material respects as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); and (ii) the other representations and warranties of Parent and Merger Sub set forth in this Agreement (without giving effect to any qualification as to materiality contained therein) shall be true and correct as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (ii), where any failures of any such representation or warranty to be true and correct (without giving effect to any qualification as to materiality contained therein) would not prevent or materially impair the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date.

(b)          Performance of Obligations of Parent.  Each of Parent and Merger Sub shall have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the Agreement at or prior to the Closing.

(c)          Parent Officer’s Certificate.  The Company shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer or chief financial officer of Parent, on behalf of Parent, certifying that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) has been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1.          Termination.  This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time before the Closing, as follows (with any termination by Parent also being an effective termination by Merger Sub):

(a)          by mutual written consent of Parent and the Company;

(b)         by the Company, in the event that (i) Parent and/or Merger Sub shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement or (ii) any of the representations and warranties of Parent or Merger Sub set forth in this Agreement shall have become inaccurate, in either case of clauses (i) or (ii) in a manner that would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b), as applicable, and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent or Merger Sub, as applicable, before the earlier of (x) the third (3rd) Business Day immediately prior to the Outside Date and (y) the forty-fifth (45th) calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c), as applicable;

(c)          by Parent, in the event that (i) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (ii) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case of clauses (i) or (ii) in a manner that would give rise to the failure of a condition set forth in Section 7.2(a), Section 7.2(b), as applicable, and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the third (3rd) Business Day immediately prior to the Outside Date and (y) the forty-fifth (45th) calendar day following receipt of written notice from Parent of such breach, failure to perform, violation or inaccuracy; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b), as applicable;

(d)         by either Parent or the Company if the Closing has not occurred on or before the first anniversary of the date of this Agreement (the “Outside Date”); provided that if on such date, the condition to Closing set forth in Section 7.1(b) or Section 7.1(c) shall not have been satisfied but all other conditions to Closing shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall be automatically extended for one three (3) month period and such date shall become the Outside Date for purposes of this Agreement; provided further that if on the date which is three months after the first anniversary of the date of this Agreement, the condition to Closing set forth in Section 7.1(b) or Section 7.1(c) shall not have been satisfied but all other conditions to Closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall be automatically further extended for one additional three (3) month period and such date as so extended shall become the Outside Date for purposes of this Agreement; provided further that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party whose failure to fulfill or perform any obligation or covenant under this Agreement has been a principal cause of the failure of the Transactions to be consummated by the Outside Date and such action or failure to act constitutes a material breach of this Agreement (it being agreed that any such failure of Merger Sub shall be deemed to be a failure of Parent);

(e)          by Parent, if, prior to obtaining the Company Shareholder Approval, (i) the Company Board of Directors shall have effected a Change of Recommendation or (ii) the Company has materially breached Section 5.2;

(f)          by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions; provided, that the right to terminate this Agreement pursuant to this Section 8.1(f) shall not be available to any Party whose failure to fulfill or perform any obligation or covenant under this Agreement has been a principal cause of the issuance of such order, injunction, decree or ruling (it being agreed that any such failure of Merger Sub shall be deemed to be a failure of Parent);

(g)          by either the Company or Parent, if the Company Shareholder Approval shall not have been obtained upon a vote taken thereon at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(h)          by the Company, upon written notice to Parent, at any time prior to the receipt of the Company Shareholder Approval, in accordance with Section 5.2(d), in order to accept a Superior Proposal and enter into a Company Acquisition Agreement providing for the consummation of such Superior Proposal; provided, that the Company shall have (i) previously or concurrently paid the Termination Fee in accordance with Section 8.2(b)(iii) and (ii) substantially concurrently with such termination, entered into a Company Acquisition Agreement.

Section 8.2.          Effect of Termination.

(a)          In the event of the valid termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, the last sentence of Section 6.13(a), Section 6.13(c), Section 6.13(d), this Section 8.2 and Section 9.3 through Section 9.12 shall survive such termination; provided that nothing herein shall relieve any Party from liability for actual and intentional fraud or willful breach of this Agreement prior to such termination.  For purposes of this Agreement, “willful breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of this Agreement.

(b)          Termination Fee.

(i)          If (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(d) or Section 8.1(g), or Parent terminates this Agreement pursuant to Section 8.1(c), (B) prior to the date of such termination, an Acquisition Proposal is made to the Company Board of Directors, the Company’s management or the Company Shareholder or otherwise becomes publicly known, or any Person publicly proposes or announces an intention to make an Acquisition Proposal, and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement with respect to an Acquisition Proposal is entered into (and such Acquisition Proposal is subsequently consummated), then on or prior to the date any such Acquisition Proposal is consummated, the Company shall, by way of compensation, pay to Parent a fee of $240,000,000 in cash (the “Termination Fee”).  Solely for purposes of this Section 8.2(b)(i), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex A, except that all references to “twenty” percent (20%)” and “eighty percent (80%)” therein shall be deemed to be references to “fifty percent (50%).”

(ii)          If (x) Parent terminates this Agreement pursuant to Section 8.1(e), within two (2) Business Days after such termination, the Company shall, by way of compensation, pay to Parent the Termination Fee.

(iii)          If the Company terminates this Agreement pursuant to Section 8.1(h), the Company shall, by way of compensation, pay to Parent the Termination Fee prior to or concurrently with and as a condition of its termination pursuant to Section 8.1(h).

(iv)          In the event any amount is payable by the Company pursuant to the preceding clauses (i), (ii) or (iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent.  For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(c)        Company Expense Reimbursement.  Parent shall reimburse the Company on an indemnity basis (by wire transfer of immediately available funds) for its reasonable and documented costs and expenses, including all fees and expenses incurred in connection with the Transactions and the fees and expenses of counsel, accountants, investment bankers, experts and consultants, incurred by the Company in connection with this Agreement and the Transactions (but excluding any success-based fees payable upon the consummation of the Transactions) in an amount not to exceed the Reimbursement Cap in the aggregate (the “Company Expenses”) in the event that: (i) (A) the Company terminates this Agreement pursuant to Section 8.1(d) or Section 8.1(f) or (B) Parent terminates this Agreement pursuant to Section 8.1(d) or Section 8.1(f) at a time when the Agreement is terminable by the Company pursuant to Section 8.1(d) or Section 8.1(f), and (ii) in the event of a termination pursuant to Section 8.1(d), at the time of such termination, all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (or, if any such conditions are by their nature to be satisfied at the Closing, would have been capable of being satisfied on the date of such termination) or waived other than the conditions set forth in Section 7.1(b) and/or Section 7.1(c).

(d)          Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement.  Each Party further acknowledges that the Termination Fee and the Company Expenses are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as applicable, in the circumstances in which the Termination Fee or the Company Expenses, as applicable, are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.  In addition, if the Company or Parent fails to pay in a timely manner any amount due pursuant to Section 8.2(b) or Section 8.2(c), then (i) the breaching Party shall reimburse the non-breaching Party for all reasonable out-of-pocket costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) the breaching Party shall pay the non-breaching Party interest on the amounts payable pursuant to Section 8.2(b) or Section 8.2(c), as applicable, from and including the date payment of such amounts were due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made.  Notwithstanding anything to the contrary in this Agreement, except for the right to seek monetary damages for actual and intentional fraud (solely as it relates to the representations and warranties expressly made in Article III or Article IV) or willful breach (as defined in Section 8.2(a)) occurring prior to the valid termination of this Agreement, and without limiting the Company’s, Parent’s or Merger Sub’s right to specific performance in accordance with Section 9.12, (A) the Termination Fee and the Company Expenses (and any other amounts expressly contemplated by this Section 8.2, if any) shall be the sole and exclusive monetary remedy available to Parent, Merger Sub or the Company, as applicable, in connection with this Agreement and the Transactions in any circumstance in which the Termination Fee or the Company Expenses are required to be paid pursuant to this Section 8.2 and are paid by the Company or Parent, as applicable, in accordance with this Agreement, and (B) upon Parent’s or the Company’s receipt of the full Termination Fee or Company Expenses, as applicable (and any other amounts contemplated by this Section 8.2(d)), pursuant to this Section 8.2 in circumstances in which the Termination Fee or the Company Expenses are required to be paid pursuant to this Section 8.2, none of the Company, any Company Subsidiary, Parent or any Parent Subsidiary or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for actual and intentional fraud or willful breach (as defined in Section 8.2(a)) or any breach of the Confidentiality Agreement.  For the avoidance of doubt, Parent may seek specific performance to cause the Company to consummate the Transactions in accordance with Section 9.12 and the payment of the Termination Fee pursuant to Section 8.2(b), but in no event shall Parent be entitled to both (i) specific performance to cause the Company to consummate the Transactions in accordance with Section 9.12 and (ii) the payment of the Termination Fee pursuant to Section 8.2(b).  For the avoidance of doubt, the Company may seek specific performance to cause Parent to consummate the Transactions in accordance with Section 9.12 and the payment of the Company Expenses pursuant to Section 8.2(c), but in no event shall the Company be entitled to both (i) specific performance to cause Parent to consummate the Transactions in accordance with Section 9.12 and (ii) the payment of the Company Expenses pursuant to Section 8.2(c).

(e)

(i)          The parties intend that any payment of the Termination Fee, being compensatory in nature, shall not be treated (in whole or in part) as consideration for a taxable supply for the purposes of VAT and, accordingly, each of the Parent and the Company shall, and shall, where relevant, procure that the representative member of any VAT group of which it is a member shall (A) use reasonable best efforts to secure that any Termination Fee payable under this Section 8.2 will not be subject to any VAT and (B) pay the full amount of any such Termination Fee free and clear of any deduction or adjustment pursuant to the following Section 8.2(e)(ii).

(ii)          If:

(A)          a Tax authority (or, following an appeal to a court or tribunal, such court or tribunal) finally determines that any payment of the Termination Fee constitutes all or part of the consideration for a supply made for VAT purposes in respect of which the recipient of the sum (or the representative member of the VAT group of which the recipient of the sum is a member) is liable to account for VAT, to the extent that such VAT is recoverable by the payor of the sum (or the representative member of the VAT group of which the payor is a member) by way of repayment or credit as input tax, the amount of the sum shall be increased to such amount so that the amount of the sum (including any amount in respect of VAT), less the amount of such repayment or credit in respect of input tax equals the amount of the sum had no such VAT arisen; for the avoidance of doubt if and to the extent that such VAT is irrecoverable by the payor (or the representative member of the VAT group of which the payor is a member) then no additional amount shall to that extent be paid in respect of such VAT and the sum shall, to that extent, be VAT inclusive; and

(B)          a Tax authority (or, following an appeal to a court or tribunal, such court or tribunal) finally determines that any payment of the Termination Fee constitutes all or part of the consideration for a supply made for VAT purposes in respect of which the payor of the sum (or the representative member of the VAT group of which the payor is a party) is liable to account for VAT under the reverse charge mechanism, then to the extent that any VAT chargeable on the supply is not recoverable by such payor (or the representative member of the VAT group of which the payor is a member) by way of repayment or credit as input tax, the amount of the sum shall be reduced to such amount so that the aggregate of the sum (as so reduced) and such irrecoverable reverse charge VAT equals the amount of the sum had no such irrecoverable reverse charge VAT arisen.

Such adjusting payment as may be required between the parties to give effect to this Section 8.2(e)(ii) shall be made five (5) Business Days after the date on which the determination by the Tax authority (or court or tribunal, as the case may be) has been communicated to the party required to make the adjusting payment pursuant to this Section 8.2(e)(ii) (together with such evidence of it as it is reasonable in the circumstances to provide and, where Section 8.2(e)(ii)(A) applies, together with the provision of a valid VAT invoice)) or, if later, five (5) Business Days (y) in the case of Section 8.2(e)(ii)(A) after the date on which the VAT is recovered or (z) in the case of Section 8.2(e)(ii)(B) before the date on which the irrecoverable VAT is required to be accounted for (taking into account any applicable extensions of time), provided that in the case of Section 8.2(e)(ii)(B) the party making the adjusting payment has been given written notice of such date not less than fifteen (15) Business Days before.

The party paying the Termination Fee shall (or shall procure that the representative member of the VAT group of which such party is a member shall) use its reasonable best efforts to obtain any available repayment or credit in respect of VAT (as referred to in this Section 8.2(e)(ii)) and for the purposes of this Section 8.2(e)(ii) the extent of such repayment or credit shall be determined by such party, or the relevant representative member of the VAT group, acting reasonably.

ARTICLE IX

MISCELLANEOUS

Section 9.1.          Amendment and Modification; Waiver.

(a)        Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties.

(b)          At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein.  Any agreement on the part of Parent, Merger Sub or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable.  No failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.2.          Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.3.          Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.  Except as otherwise provided in Section 2.2(b)(i), all transfer, documentary, sales, use, stamp, registration and other such Taxes (“Transfer Taxes”) imposed with respect to or as a result of the transfer of Company Ordinary Shares pursuant to the Merger shall be borne and paid by Parent or Merger Sub and expressly shall not be a liability of holders of Company Ordinary Shares.

Section 9.4.         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon transmission so long as there is no return error message or other notification of non-delivery received by the sender) or sent by a nationally recognized overnight courier service or express delivery service (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Tapestry, Inc.
10 Hudson Yards
New York, New York  10001
Email:        dhoward@tapestry.com
Attention:  David E. Howard

with a copy to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York  10020
Email:       Charles.Ruck@lw.com
Josh.Dubofsky@lw.com
Leah.Sauter@lw.com
Attention:  Charles Ruck
Josh Dubofsky
Leah Sauter

if to the Company, to:

Capri Holdings Limited
90 Whitfield Street, 2nd Floor
London, United Kingdom  W1T 4EZ
Email:        Krista.Mcdonough@capriholdings.com
Attention:  Krista Mcdonough

with copies to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Email:        JRCammaker@wlrk.com
    MAStagliano@wlrk.com
Attention:  Joshua R. Cammaker
Mark A. Stagliano

Section 9.5.         Interpretation.  When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement, unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.  The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires.  The term “or” is not exclusive, and shall be interpreted as “and/or.”  The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement.  All references herein to “$” or “dollars” shall be to U.S. dollars.  All references to “written” or “in writing” include in electronic form.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  All references to “days” mean calendar days unless Business Days are expressly specified.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.  The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof.  All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires.  A reference to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.6.         Counterparts.  This Agreement may be executed manually or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 9.7.          Entire Agreement; Third-Party Beneficiaries.

(a)         This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1, Parent, Merger Sub and the Company shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)       Except as provided in Section 6.4, nothing in this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

Section 9.8.        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party or holders of Company Ordinary Shares.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger is consummated as contemplated hereby to the extent possible.

Section 9.9.          Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state, provided that (i) the provisions of the BVI Act applicable to the authorization, effectiveness and effects of the Merger will apply to the Merger and (ii) the applicable Law of the BVI shall apply to the standard of conduct governing acts by the Company Board of Directors in connection with this Agreement, including with respect to compliance with statutory and fiduciary duties.

(b)          Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, or, if (and only if) such courts find they lack jurisdiction, any state court sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, or, if (and only if) such courts find they lack jurisdiction, any state court sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, or, if (and only if) such courts find they lack jurisdiction, any state court sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.  Each of the Parties hereto agrees that, notwithstanding the foregoing, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.9(b) in the manner provided for notices in Section 9.4.  Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 9.10.          Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGERS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11.        Assignment.  This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties.  Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns; provided, that Merger Sub may assign this Agreement to any other wholly owned Subsidiary of Parent (it being understood and agreed that (a) no such assignment shall be permitted if such assignment would, or would reasonably be expected to, prevent, impede or materially delay Parent or Merger Sub from performing their respective obligations under this Agreement or consummating the Merger and the other transactions contemplated by this Agreement and (b) no such assignment shall relieve Parent of any of their respective obligations pursuant to this Agreement); provided, further, that, notwithstanding anything in this Agreement to the contrary, Parent shall be responsible for, and shall indemnify and hold harmless the Company and its shareholders from and against, any and all incremental Taxes that result from an assignment by Parent pursuant to this Section 9.11, for the avoidance of doubt including any increase in the amount of Tax required to be deducted or withheld pursuant to Section 2.4.

Section 9.12.        Enforcement; Remedies.

(a)        Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)          The Parties agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger or the other Transactions) is not performed in accordance with its specific terms or is otherwise breached.  Accordingly, it is agreed that each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and any further equitable relief, in each case in accordance with Section 9.9, this being in addition to any other remedy to which such Party entitled under the terms of this Agreement at law or in equity. The Company’s pursuit of an injunction, specific performance or other equitable remedies at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which the Company may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the Company and its shareholders.

(c)          The Parties’ rights in this Section 9.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity).  For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party.  In the event any Party seeks any remedy referred to in this Section 9.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

Section 9.13.        Financing Entities.  Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, the Company Subsidiaries and each of their controlled affiliates hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Entities, arising out of or relating to, this Agreement or the Debt Financing shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such legal action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any applicable agreement or document relating to the Debt Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Commitment Letter or in any definitive documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the laws of the State of Delaware), (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any such legal action brought against the Financing Entities in any way arising out of or relating to, this Agreement or the Debt Financing, (d) agrees that none of the Financing Entities will have any liability to the Company, the Company Subsidiaries or any of their controlled affiliates (in each case, other than Parent or the Parent Subsidiaries) relating to or arising out of this Agreement or the Debt Financing (subject to the last sentence of this Section 9.13) and (e) agrees that the Financing Entities are express third party beneficiaries of, and may enforce, any of the provisions of this Section 9.13, and that such provisions and the definition of “Financing Parties” shall not be amended in a manner materially adverse to the Financing Parties without the prior written consent of the Financing Entities (such consent not to be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, nothing in this Section 9.13 shall in any way limit or modify the rights and obligations of the Parent under this Agreement, or any Financing Party’s obligations under the Debt Commitment Letter, or the rights of the Company and the Company Subsidiaries against the Financing Parties with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

TAPESTRY, INC.

By	/s/ Joanne C. Crevoiserat
Name: Joanne C. Crevoiserat
Title: Chief Executive Officer

SUNRISE MERGER SUB, INC.

By	/s/ David E. Howard
Name: David E. Howard
Title: Sole Director

CAPRI HOLDINGS LIMITED

By	/s/ John D. Idol
Name: John D. Idol
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Certain Definitions

For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains terms that (i) are similar in all material respects to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” or similar provision) and (ii) do not in any way restrict the Company or its Representatives from complying with its disclosure obligations under this Agreement.

“Acquisition Proposal” means any offer, proposal or indication of interest from a Person (other than a proposal or offer by Parent or any Parent Subsidiary) at any time relating to any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition or purchase by any person, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares); (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a person pursuant to which the shareholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (whether by voting power or number of shares); or (c) any sale, lease, exchange, transfer or other disposition to a person of more than twenty percent (20%) of the consolidated assets of the Company and the Company Subsidiaries (measured by the fair market value thereof).

“Action” means any demand, action, suit, countersuit, litigation, investigation, audit, claim, examination, arbitration or proceeding by or before any Governmental Entity or any arbitration or mediation tribunal.

“Anti-Corruption Law” means any Law related to combating bribery and corruption, including legislation implementing the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions or the U.N. Convention Against Corruption including, the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and the U.K. Bribery Act 2010, as well as the relevant provisions of the 231 Decree.

“Anti-Money Laundering Law” means any Law related to combatting money laundering and terrorist financing, including but not limited to the U.S. Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder, the Currency Transactions Reporting Act of 1970, as amended, and any other similar anti-money laundering and counter-terrorism financing Laws, including Italian Legislative Decree no. 231/2007 and the relevant provisions of the 231 Decree.

“Business Days” means any day, other than a Saturday, Sunday and any day on which banking institutions located in New York City, the British Virgin Islands or London are authorized or required by applicable Law or other governmental action to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Credit Agreement” means that certain Revolving Credit Agreement, dated as of July 1, 2022, by and among the Company, Michael Kors (USA), Inc., the Foreign Subsidiary Borrowers (as defined therein) from time to time party thereto, the Guarantors (as defined therein) from time to time party thereto, the Lenders (as defined therein) from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Issuing Banks (as defined therein) from time to time party thereto.

“Company Credit Facility” means each of the Company Credit Agreement, the Company Term Loan and the Company Guarantee.

“Company Equity Awards” means the Company Options, the Company RSUs and the Company PSUs.

“Company Equity Plan” means the Company’s Third Amended and Restated Omnibus Incentive Plan, as it may be amended and restated from time to time.

“Company Foundations” means the Versace Foundation, the Jimmy Choo Foundation and the Capri Holdings Foundation for the Advancement in Diversity in Fashion.

“Company Governing Documents” means the Amended and Restated Memorandum and Articles of Association of the Company, as amended.

“Company Guarantee” means the Parent Company Guarantee, dated as of December 5, 2022, by and among the Company, as guarantor, Banca Nazionale del Lavoro S.p.A., Intesa Sanpaolo S.p.A. and UniCredit S.p.A.

“Company Intellectual Property” means all Intellectual Property owned by the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any Effect that, (a) individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred:  (i) any changes in United States, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; (ii) any changes in conditions in the industry in which the Company and the Company Subsidiaries operate; (iii) any changes in political, geopolitical, regulatory or legislative conditions in the United States or any other country or region of the world; (iv) any changes after the date hereof in GAAP or the interpretation thereof; (v) any changes after the date hereof in applicable Law or the interpretation thereof; (vi) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account) (provided, that this clause shall not be construed as implying that the Company is making any representation or warranty hereunder with respect to any internal or analysts’ projections, estimates or expectations); (vii) any acts of terrorism or sabotage, war (whether or not declared, including the conflict between the Russian Federation and Ukraine), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters, epidemics or Pandemics or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; (viii) the execution and delivery of this Agreement, the identity of Parent or any Parent Subsidiary, the pendency or consummation of this Agreement, the Merger and the other Transactions, or the public announcement of this Agreement or the Transactions (provided that this clause (viii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement or the Merger and the other Transactions); (ix) any action or failure to take any action which action or failure to act is requested or consented to in writing by Parent or otherwise expressly required by this Agreement; and (x) any breach by Parent or any of its affiliates of this Agreement; provided that with respect to the exceptions set forth in clauses (i), (ii) and (vii), if such Effect has had a disproportionate adverse effect on the Company or any Company Subsidiary relative to other companies operating in the business in which the Company and the Company Subsidiaries operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or (b) prevents or materially impairs the ability of Company to consummate the Transactions, including the Merger, prior to the Outside Date.

“Company Notes” means the Company’s $450,000,000 notes due November 2024.

“Company Option” means each option to purchase Company Ordinary Shares granted under the Company Equity Plan.

“Company Products” means any and all products and services, including Software as a service (SaaS) and any professional or consulting services, that are or have been in the three (3) years prior to the date of this Agreement marketed, offered, sold, licensed, imported, developed, made available or distributed by the Company or any Company Subsidiary.

“Company PSU” means each restricted stock unit award relating to Company Ordinary Shares granted under the Company Equity Plan for which vesting is conditioned in whole or in part based on achievement of performance goals or metrics and for which the applicable performance period has not been completed as of the applicable determination date.

“Company Registered Intellectual Property” means all Company Intellectual Property that is, as of the entry into this Agreement, the subject of a pending application before, registered with, or issued by any Governmental Entity, whether wholly or jointly owned by the Company or any Company Subsidiary.

“Company RSU” means each restricted stock unit award relating to Company Ordinary Shares granted under the Company Equity Plan subject solely to service-based vesting requirements.

“Company Subsidiaries” means the Subsidiaries of the Company; provided that, for the avoidance of doubt, the Company Foundations shall be deemed Subsidiaries of the Company for the purposes of this Agreement.

“Company Term Loan” means the Facility Agreement, dated as of December 5, 2022, by and among Gianni Versace S.r.l., as borrower, Intesa Sanpaolo S.p.A., Banca Nazionale Del Lavoro S.p.A. and UniCredit S.p.A., as arrangers and lenders, and Intesa Sanpaolo S.p.A., as agent.

“Confidentiality Agreement” means the Confidentiality Agreement, dated June 13, 2023, between Parent and the Company, as may be amended or supplemented by a clean team or similar agreement.

“Contract” means any legally binding written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature (other than a Company Benefit Plan).

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA; (ii) under Section 302 of ERISA; (iii) under Sections 412 and 4971 of the Code; and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than such liabilities that arise solely out of, or relate solely to, plans directly sponsored by the Company and the Company Subsidiaries.

“Conversion Ratio” means the quotient, rounded to the second decimal place, obtained by dividing (a) the Merger Consideration by (b) the Parent Trading Price.

“Copyrights” means all copyrights and works of authorship, and associated moral rights, and all copyright registrations and pending copyright applications, and any renewals or extensions of any of the foregoing.

“Data Partner” means any affiliate, vendor, processor, or other third party processing or otherwise accessing, or sharing Personal Data for, with or on behalf of the Company or any Company Subsidiary.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Law which (a) regulate or relate to the protection or clean-up of the environment; the generation, use, treatment, storage, transportation, handling, disposal or Release of, or exposure to, Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, threatened or endangered species, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Financing Entities” means the Financing Parties and their respective affiliates and their and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; provided that neither Parent nor any affiliate of Parent shall be a Financing Party

“Financing Parties” means the entities that have committed to or commit to provide or have otherwise entered into or enter into agreements in connection with the Debt Financing.

“GDPR” means Regulation (EU) 2016/679 (General Data Protection Regulation) of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data as currently in effect and as may be amended from time to time.

“Governmental Authorization” means any licenses, approvals, clearances, permits, certificates, waivers, amendments, consents, exemptions, variances, expirations, and terminations of any waiting period requirements, other actions by, and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals issued by or obtained from, a Governmental Entity.

“Governmental Entity” means any government, court of competent jurisdiction, regulatory or administrative agency, commission or other governmental authority or instrumentality, whether Federal, state, provincial, local, domestic, foreign or multinational.

“Governmental Filing” means any notification, application, registration, declaration, filing or other submission to or with any Governmental Entity.

“Hazardous Substances” means any chemical, material, substance or waste that is defined or listed as hazardous, toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable, or as a pollutant or contaminant, or words of similar meaning or regulatory effect, under any Environmental Law, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos or asbestos-containing material, lead paint, polychlorinated biphenyls (or PCBs), per- and polyfluoroalkyl substances (or PFAS), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or similar instruments; (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed; (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others; (e) all finance lease obligations; (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments; (g) all securitization transactions; (h) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business); (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances; and (j) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination).

“Information Privacy and Security Laws” means any Law and applicable binding guidance and standards governing the privacy, protection, or security of Personal Data (including, as applicable to the privacy and the protection and security of Personal Data, data breach notification, and consumer protection), online behavioral advertising, tracking technologies, call or electronic monitoring or recording, any outbound calling and text messaging, telemarketing, or email marketing, including as relevant to the collection, use, storage, retention, processing, transfer, disclosure, sharing, disposal and destruction of Personal Data, including, to the extent applicable to the Company’s and any Company Subsidiary’s collection, storage, retention, processing, transfer, disclosure, sharing, disposal and destruction of Personal Data, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Telecommunications (Interception and Access) Act and analogous state recording laws, the Video Privacy Protection Act, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Reporting Act, the Health Insurance Portability and Accountability Act of 1996, the California Consumer Privacy Act as amended by the California Privacy Rights Act, the Colorado Privacy Act, the Connecticut Act Concerning Personal Data Privacy and Online Monitoring, the Virginia Consumer Data Protection Act, the GDPR (and any European Union member states’ laws and regulations implementing the GDPR), the Canadian Personal Information Protection and Electronic Documents Act, India’s Information Technology Act, Japan’s Act on the Protection of Personal Information, Hong Kong’s Personal Data (Privacy) Ordinance, People Republic of China’s Cybersecurity Law (“CSL”), Data Security Law (“DSL”), Personal Information Protection Law (“PIPL”), and Australia’s Privacy Amendment (Private Sector) Act 2000, as amended by the Privacy Amendment (Enhancing Privacy Protection) Act 2012.

“Intellectual Property” means all intellectual property and other proprietary rights, whether statutory, common law or otherwise, whether registered or unregistered in any jurisdiction throughout the world, including in or with respect to any of the following:  (a) Patents; (b) Marks, Internet domain names and URLs, and social media handles; (c) all Copyrights; (d) Software; and (e) Trade Secrets.

“Intervening Event” means any Effect that (i) is neither known by, nor reasonably foreseeable (with respect to magnitude or material consequences) by the Company or the Company Board of Directors as of or prior to the date of this Agreement and (ii) first occurs, arises or becomes known to the Company or the Company Board of Directors after the entry into this Agreement and prior to obtaining the Company Shareholder Approval; provided, that none of the following shall constitute an Intervening Event: any Effect (1) relating to any Acquisition Proposal or (2) resulting from (A) the announcement, pendency, and consummation of this Agreement and the transactions contemplated hereby, (B) any actions required to be taken or to be refrained from being taken pursuant to this Agreement, (C) a breach of this Agreement by the Company or any Company Subsidiary, (D) the fact that the Company or any of the Company Subsidiaries meets or exceeds any internal or analysts’ expectations or projections, in and of itself or (E) any changes after the date hereof in the market price or trading volume of the Company, Merger Sub, Parent or any of their respective Subsidiaries, or any change in credit rating, in each case in and of themselves.

“IT Assets” means computers, Software, websites, networks, hardware, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology and related equipment.

“Knowledge” will be deemed to be, as the case may be, the actual knowledge of (a) the individuals set forth on Section 1.1(a) of the Parent Disclosure Letter with respect to Parent or Merger Sub or (b) the individuals set forth on Section 1.1(a) of the Company Disclosure Letter with respect to the Company.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, covenant, charge, claim, option, right of first refusal, easement, right of way, encroachment, occupancy right, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law; provided that a license, covenant not to assert or similar right granted in or with respect to Intellectual Property shall not be considered a “Lien.”

“Malicious Code” means any (a) back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program, or (b) virus, Trojan horse, worm, or other Software routine or hardware component designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware, or data.

“Marks” means all trademarks, service marks, trade dress, trade names, logos and slogans, corporate names, designs, brand names, doing business designations used in connection with the conduct of an entity’s business to identify any product, service, business or company, and all other indicia of origin, and registrations and applications for registration and any renewals or extensions thereof, together in each case with the goodwill symbolized by any of the foregoing.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA or 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange.

“Ordinary Course License” means licenses contained in:  (a) customer subscription, terms of use or terms of service, license or service agreements, in each case, with respect to Company Products; (b) non-exclusive authorizations to open travel retail locations; (c) confidentiality agreements; (d) agreements facilitating any consultant’s, contractor’s, or other service provider’s provision of services for or on behalf of the Company or any Company Subsidiary where such rights are substantially limited to those granted for the purpose of facilitating the provision of such services; or (e) agreements whose terms are consistent in all material respects with the terms of a form used by the Company or any Company Subsidiary that has been made available to Parent, including each form of (i) software development kit (SDK), connector, or API agreement and (ii) distributor or sales representatives agreement.

“Pandemic” means SARS-CoV-2 or COVID-19, and any variants, sub-variants or evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“Parent Common Stock” means common stock of Parent, par value $0.01 per share.

“Parent Governing Documents” means the Articles of Incorporation of Parent, as amended.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Parent Trading Price” means the volume weighted average closing sale price of one (1) share of Parent Common Stock as reported on NYSE for the ten (10) consecutive trading days ending on the trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Patents” means all patents and patent applications of any kind, patentable inventions and invention disclosures and all reissues, divisionals, continuations, continuations-in-part, provisionals, reexaminations, substitutes and extensions of any of the foregoing.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Permitted Liens” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising by operation of Law in the ordinary course of business for amounts not yet delinquent; (iii) which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements; (iv) which is imposed on the underlying fee interest in real property subject to a Company Lease; (v) any non-exclusive license, covenant not to assert or other similar non-exclusive grant of rights under or to Intellectual Property; (vi) that arises from pledges or deposits to secure obligations pursuant to workers’ compensation Laws, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, in each case in the ordinary course of business; (vii) which is an immaterial defect, imperfection or irregularity in title, charge, easement, covenant and right of way of record or zoning, building and other similar restriction, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any Company Subsidiary; (viii) is a pledge or deposit to secure performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature that, in each case, is not material; and (ix) that has arisen in the ordinary course of business and does not adversely affect the value, ownership, use or operation of the property subject thereto and is not incurred in connection with the borrowing of money.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Data” means any and all information that identifies or could be used to identify, alone or in combination with other reasonably available information, an individual natural person and/or any other information that is defined as “personal data,” “personally identifiable information,” or “personal information” or similar term under any applicable data privacy Laws.

“Privacy Statements” means, collectively, all of the Company’s and the Company Subsidiaries’ published privacy policies, written statements and published notices (including if posted on the Company’s or the Company Subsidiaries’ products and services) regarding the collection, use, disclosure, transfer, storage, maintenance, retention, deletion, disposal, modification or processing of Personal Data.

“Protected Information” means (a) Personal Data; (b) any Business Confidential Information; (c) other material confidential or non-public information that relates to the businesses of the Company and the Company Subsidiaries or the Company Products or (d) any material information that the Company or a Company Subsidiary is contractually obligated to keep confidential.

“Regulatory Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition, trade regulation, or foreign investment or foreign subsidies Laws that are designed or intended to prohibit, restrict or regulate (a) actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States or (b) investments by entities that are deemed a foreign entity or by entities that are deemed to have received foreign subsidies for purposes of any applicable law or regulation.

“Reimbursement Cap” has the meaning set forth on Section 1.1(b) of the Company Disclosure Letter.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into, onto, under or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic)

“Sanctioned Person” means any Person that is the target of Sanctions, including:  (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Software” means any and all software and computer programs, including any and all applications, interfaces, tools, operating systems, and software implementations of algorithms, models and methodologies, whether in source code, object code or other form, databases and compilations, including any and all data and collections of data and all documentation, including programmers’ notes and source code annotations, user manuals and training materials, and materials relating to any of the foregoing.

“Specified Employee” means each employee of the Company (a) with annual base compensation in excess of $500,000, (b) who is an executive officer under Rule 3b-7 promulgated under the Exchange Act, or (c) who is the Chief Executive Officer of any of Michael Kors, Jimmy Choo or Versace, or has a title of President.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner or managing member of such partnership.

“Superior Proposal” means a bona fide, written Acquisition Proposal (with references in the definition thereof to twenty percent (20%) and eighty percent (80%) being deemed to be replaced with references to fifty percent (50%)) by a third party, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors to be more favorable to the Company Shareholders than the Merger, taking into account all relevant factors and any changes to the terms of this Agreement proposed by Parent pursuant to Section 5.2(e); provided, however, that any offer, proposal or indication of interest involving the sale or disposition of any of the Michael Kors, Versace or Jimmy Choo brands individually or in a combination of two shall not constitute an Acquisition Proposal for purposes of this definition.

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Trade Controls” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Trade Secrets” means all trade secrets, know-how, and confidential or proprietary information, including ideas, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, customer lists, supplier lists, mailing lists, business plans and techniques, in each case, that derive independent economic value, actual or potential, from not being generally known or readily ascertainable by others.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“VAT” means value added tax and any equivalent tax on the sale of goods and supply of services.

Annex B

Articles of Merger

ARTICLES OF MERGER

SECTION 171 OF THE BVI BUSINESS COMPANIES ACT

These Articles of Merger are entered into this____day of _________, 20___ by Capri Holdings Limited (“Capri” or the “Surviving Company”), a BVI business company incorporated under the laws of the British Virgin Islands with company number 524407 and its registered office at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands, VG1110 and Sunrise Merger Sub, Inc. (the “Merging Company”), a BVI business company incorporated under the laws of the British Virgin Islands with company number 2129509 and its registered office at 171 Main Street, PO Box 92, Road Town, Tortola, VG1110, British Virgin Islands, pursuant to the provisions of section 171 of the BVI Business Companies Act, as amended (the “Act”).

WITNESSETH as follows:

1.
Capri and the Merging Company HEREBY ADOPT a plan of merger, a copy of which is annexed hereto (the “Plan of Merger”), with the intent that the Merging Company shall merge with and into the Surviving Company (the “Merger”) and that the Merger shall be effective on the date these Articles of Merger are registered by the Registrar of Corporate Affairs (the "Effective Date").

2.
Capri was incorporated under the laws of the British Virgin Islands as an international business company incorporated under the International Business Companies Act on 13 December 2002 and re-registered as a BVI business company under the Act on 1 January 2007 with company number 524407.

3.	The Merging Company was incorporated under the laws of the British Virgin Islands as a BVI business company incorporated under the Act on 3 August 2023 with company number 2129509.

4.	The memorandum of association and articles of association of Capri were first registered by the Registrar of Corporate Affairs on 13 December 2002, and were last amended on 24 May 2023.

5.	The memorandum of association and articles of association of the Merging Company were first registered by the Registrar of Corporate Affairs on 3 August 2023.

6.	The memorandum of association and articles of association of the Surviving Company shall be the memorandum of association and articles of association of Capri immediately prior to the Effective Date.

7.	The Plan of Merger was approved by the directors of Capri on [●] 2023 and was authorised by the members of Capri on [●] 2023.

8.	The Plan of Merger was approved by the directors of the Merging Company on [●] 2023 and was authorised by the sole member of the Merging Company on [●] 2023.

9.	The name of the Surviving Company upon the consummation and effectiveness of the Merger shall remain unchanged.

10.	These Articles of Merger shall be governed by and construed in accordance with the laws of the British Virgin Islands.

11.	These Articles of Merger may be executed in one or more counterparts which, when taken together, shall constitute one instrument.

IN WITNESS WHEREOF the parties hereto have caused these Articles of Merger to be executed on the date first set out in these Articles of Merger.

[Signature page(s) follow]

[Signature page(s)]

)
SIGNED for and on behalf of	)
Capri Holdings Limited	)
Name:	)
Director	)
)

)
SIGNED for and on behalf of	)
Sunrise Merger Sub, Inc.	)
Name:	)
Director	)
)

Annex C

Plan of Merger

PLAN OF MERGER

SECTION 170 OF THE BVI BUSINESS COMPANIES ACT

This Plan of Merger is made the ____day of _________, 20___ by Capri Holdings Limited (“Capri” or the “Surviving Company”), a BVI business company incorporated under the laws of the British Virgin Islands with company number 524407 and its registered office at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands, VG1110, and Sunrise Merger Sub, Inc. (the “Merging Company”), a BVI business company incorporated under the laws of the British Virgin Islands with company number 2129509 and its registered office at 171 Main Street, PO Box 92, Road Town, Tortola, VG1110, British Virgin Islands pursuant to the provisions of section 170 of the BVI Business Companies Act, as amended (the “Act”).

Whereas Capri is existing under and by virtue of the Act and is entering into this Plan of Merger pursuant to the provisions of section 170 of the Act.

Whereas the Merging Company is existing under and by virtue of the Act and is entering into this Plan of Merger pursuant to the provisions of section 170 of the Act.

Whereas the parties hereto deem it desirable and in the best interest of the companies and their members that the Merging Company be merged into the Surviving Company (the “Merger”).

Now therefore this Plan of Merger provides as follows:

1.	The constituent companies are the Surviving Company and the Merging Company (together, the "Constituent Companies").

2.	The name of the Surviving Company is “Capri Holdings Limited”.

3.	Capri has [●] ordinary shares of no par value each in issue, all of which are entitled to vote on the Merger as one class.

4.	The Merging Company has 1,000 (one thousand) ordinary shares of no par value each in issue, all of which are entitled to vote on the Merger as one class.

5.
Upon the Merger, the separate corporate existence of the Merging Company shall cease and the assets of every description, including choses in action, of each of Capri and the Merging Company shall immediately vest in the Surviving Company, and the Surviving Company shall become subject to all claims, debts, liabilities, and obligations of the Constituent Companies.

6.	The manner and basis of converting the shares of the Constituent Companies into shares of the Surviving Company on the Merger shall be as follows:

(a)
each issued and outstanding ordinary share of Capri shall be cancelled, other than the Dissenting Shares or the Cancelled Shares, and the holder of each ordinary share shall have the right to receive $[●] per ordinary share in cash without interest;

(b)	each Cancelled Share shall be cancelled, and no consideration shall be delivered with respect thereto;

(c)
each Dissenting Share shall be cancelled, and each holder of such Dissenting Shares shall cease to be a shareholder of the Surviving Company and shall solely have the rights granted to them under section 179 of the Act; and

(d)	each issued and outstanding ordinary share of the Merging Company shall continue as one validly issued, fully paid and non-assessable ordinary share of no par value of the Surviving Company.

For these purposes:

“Cancelled Shares” means each issued and outstanding ordinary share of Capri which is owned or held in treasury by Capri, or is owned by Tapestry Inc. or any of its direct or indirect subsidiaries.

“Dissenting Shares” means each issued and outstanding ordinary share Capri in respect of which the holder thereof has duly and validly exercised a right of dissent in accordance with section 179 of the Act.

7.
The date on which it is intended that the Merger is to take effect is the date on which the Articles of Merger for the Surviving Company are registered by the Registrar of Corporate Affairs of the British Virgin Islands and the certificate of merger is issued (the “Effective Date”).

8.	The memorandum of association and articles of association of Capri immediately prior to the Effective Date shall be the memorandum of association and articles of association of the Surviving Company.

9.	This Plan of Merger shall be submitted to the members of both the Constituent Companies for their approval by a resolution of members.

10.	This Plan of Merger shall be governed by and construed in accordance with the laws of the British Virgin Islands.

11.	This Plan of Merger may be executed in one or more counterparts which, when taken together, shall constitute one instrument.

IN WITNESS WHEREOF the parties hereto have caused this Plan of Merger to be executed on the date first set out in this Plan of Merger.

[Signature page(s) follow]

[Signature page(s)]

)
SIGNED for and on behalf of	)
Capri Holdings Limited	)
Name:	)
Director	)
)

)
SIGNED for and on behalf of	)
Sunrise Merger Sub, Inc.	)
Name:	)
Director	)
)